In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that Materion Corporation intends to release definitive copies of the proxy statement to security holders on or about March 26, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12
MATERION CORPORATION

(Name of registrant as specified in its charter)

     (Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

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Materion Corporation
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Materion Corporation will be held at Asher Adams, Autograph Collection, 2 South 400 West, Salt Lake City, Utah, 84101, on May 7, 2026 at 8:00 a.m. (MDT) / 10:00 a.m. (EDT) for the following purposes:
(1)To elect nine directors, each to serve for a term of one year and until a successor is elected and qualified;
(2)To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Materion Corporation for the year 2026;
(3)To approve, by non-binding vote, named executive officer compensation;
(4)To approve an amendment to Materion's Amended and Restated Articles of Incorporation to reduce the minimum and maximum size of the Board of Directors; and
(5)To transact any other business that may properly come before the meeting.
Shareholders of record as of the close of business on March 12, 2026 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement of the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy statement and Annual Report for the year ended December 31, 2025, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.

Gregory R. Chemnitz
Secretary
March 26, 2026
Important — your proxy is enclosed.
You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

MATERION CORPORATION
6070 Parkland Boulevard
Mayfield Heights, Ohio 44124
PROXY STATEMENT
March 26, 2026
GENERAL INFORMATION
Your Board of Directors (Board) is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our annual meeting of shareholders to be held on May 7, 2026. The proxy statement and other proxy materials are being sent to shareholders on March 26, 2026.
Registered Holders. If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so by telephone, over the Internet or by mail.
By telephone. After reading the proxy materials, you may call the toll-free number, 1-800-690-6903, using a touch-tone telephone. You will be prompted to enter your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested, then follow the simple instructions that will be given to you to record your vote.
Over the Internet. After reading the proxy materials, you may vote and submit your proxy online at www.proxyvote.com. Even if you request and receive a paper copy of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested, then follow the simple instructions that will be given to you to record your vote.
By mail. After reading the proxy materials, you may mark, sign and date your proxy card and return it in the enclosed prepaid and addressed envelope.
The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. Without affecting any vote previously taken, you may revoke your proxy by delivery to us of a new, later dated proxy with respect to the same shares, or giving written notice to us before or at the annual meeting. Your presence at the annual meeting will not, in and of itself, revoke your proxy.
Participants in the Materion Corporation Retirement Savings Plan. If you participate in the Retirement Savings Plan, the independent trustee for the plan, Fidelity Management Trust Company, will vote your plan shares according to your voting directions. You may give your voting directions to the plan trustee in any one of the three ways set forth above. If you do not return your proxy card or do not vote over the Internet or by telephone, the trustee will not vote your plan shares. Each participant who gives the trustee voting directions acts as a named fiduciary for the applicable plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Nominee Shares. If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.
In addition to the solicitation of proxies by mail, we may solicit the return of proxies in person, by telephone, facsimile or e-mail. We will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares and will reimburse them for their expenses. We will bear the cost of the solicitation of proxies.
Voting. At the close of business on March 12, 2026, the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting, there were [20,814,258] shares of common stock outstanding and entitled to vote at the meeting. Each outstanding share of common stock entitles its holder to one vote on each matter brought before the meeting.
With respect to Proposal 1, the nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation, subject to the Company's Majority Voting Policy (described below). The approval of each of Proposals 2 and 3 requires the affirmative vote of a majority of the votes cast, whether in person or by proxy, on such proposals at the annual meeting. The approval of Proposal 4 requires the affirmative vote of a majority of our outstanding shares of common stock.
Abstentions and Broker Non-votes. At the annual meeting, the inspectors of election appointed for the meeting will tabulate the results of shareholder voting. Under Ohio law and our Code of Regulations, properly signed proxies that are marked “abstain” or are held in “street name” by brokers and not voted on one or more of the items (but otherwise voted on at least one item) before the meeting will be counted for purposes of determining whether a quorum has been achieved at the annual meeting.
If you do not provide directions to your broker, your broker or other nominee will not be able to vote your shares with respect to the election of directors (Proposal 1), the non-binding vote to approve named executive officer compensation (Proposal 3) or the approval of the amendment to the Amended and Restated Articles of Incorporation (Proposal 4).
Abstentions and broker non-votes will not affect the vote on the election of directors.
An abstention or broker non-vote with respect to the non-binding vote to approve named executive officer compensation (Proposal 3) will have no effect on the proposal as the abstention or broker non-vote will not be counted in determining the number of votes cast. An abstention or broker non-vote will have the effect of a vote against the approval of the amendment to the Amended and Restated Articles.
Because the vote to ratify the appointment of Ernst & Young LLP (Proposal 2) is considered to be routine, your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions. An abstention will have no effect on this proposal as the abstention will not be counted in determining the number of votes cast.
*        *        *
We know of no other matters that will be presented at the meeting; however, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.
If you sign, date and return your proxy card but do not specify how you want to vote your shares, your shares will be voted as recommended by the Board as indicated on the proxy card.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Articles of Incorporation and Code of Regulations establish the number of directors at no fewer than nine and no more than 18. There are currently ten directors on the Board. As previously disclosed, N. Mohan Reddy, a current member of the Board, will retire at the 2026 Annual Meeting. The Company is extremely grateful for Dr. Reddy’s more than 25 years of service and guidance provided to the Board. Thomas T. Edman was appointed to the Board in January 2026. Mr. Edman was recommended as a Board member by several non-management directors. At the 2026 Annual Meeting, the shareholders will consider the election of nine directors, each to serve a one-year term. Each of the nominees for election is a current Director.

Nominees for Director

Thomas T. Edman
Age: 63
Director Since: January, 2026

Mr. Edman held the position of Chief Executive Officer from 2014 and President from 2013 of TTM Technologies, Inc. (leading global manufacturer of technology solutions) until September 2025, and has been a member of its Board of Directors since 2004. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials, Inc. (provider of nanomanufacturing technology solutions). From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. Mr. Edman has served as a member of the Board of Directors of Ultra Clean Holdings Inc. since 2015. Mr. Edman is currently the Chairman of the Global Electronics Association, a trade association for the electronics manufacturing industry. As the former Chief Executive Officer of a public company with extensive experience in Asia and with compensation matters, Mr. Edman is a valuable member of our Board of Directors.

Vinod M. Khilnani
Age: 73
Director Since: 2009
Mr. Khilnani was appointed our Non-Executive Chairman of the Board in January 2018. Now retired, Mr. Khilnani was the Executive Chairman of CTS Corporation (electronic components and accessories). Mr. Khilnani became Executive Chairman of CTS Corporation in January 2013 and served in that capacity until May 2013. He had served as Chairman, President and Chief Executive Officer of CTS from 2007 until 2013. Prior to that time, he served as Senior Vice President and Chief Financial Officer of CTS since 2001. Mr. Khilnani was appointed to the Board of ESCO Technologies Inc. in August 2014. Mr. Khilnani previously served on the Board of Directors of 1st Source Corporation and Gibraltar Industries. As the former Executive Chairman and Chief Executive Officer and President of CTS (and its former Chief Financial Officer), Mr. Khilnani offers a wealth of management experience and business knowledge regarding operational, financial and corporate governance issues, as well as extensive international experience with global operations.
Emily M. Liggett
Age: 70
Director Since: 2020
Ms. Liggett has served as the Chief Executive Officer of Liggett Advisors (business strategy and execution consulting) since 2017. Prior to that, Ms. Liggett served as President and Chief Executive Officer of NovaTorque, Inc. (manufacturer of high-efficiency electric motor systems) from 2009 until 2016, when it was acquired by Regal Beloit; Apexon, Inc. (provider of supply chain optimization software solutions for global manufacturers) from 2004 until 2007; and Capstone Turbine Corporation (provider of microturbine systems for clean, continuous distributed energy generation) from 2002 until 2003. Prior to Capstone Turbine, Ms. Liggett served in various management and executive roles at Raychem Corporation (manufacturer of materials, electronics, telecom and energy products acquired by Tyco International in 1999) from 1984 until 2001, including as Corporate Vice President of Raychem and Managing Director of Tyco Ventures. Ms. Liggett has served on the Board of Directors of Ultra Clean Holdings, Inc. since 2014 and previously served on the Boards of Directors of Kaiser Aluminum Corporation from 2018 until 2022 and MTS Systems Corporation from 2010 until 2016. She also served on the Purdue University School of Engineering Advisory Board from 2000 until 2018. Ms. Liggett has been a faculty affiliate of the Stanford Graduate School of Business since 2024. Ms. Liggett's expertise in strategy, operations, product development, sales, marketing and business development gained from her chief executive officer, management and public company board experience in a variety of international industrial companies provides our Board of Directors with valuable insights.
Robert J. Phillippy
Age: 65
Director Since: 2018
Mr. Phillippy is an independent consultant, advising technology companies on a range of strategic, operational and organizational issues. From September 2007 until April 2016, he was the President, Chief Executive Officer and a director of Newport Corporation (lasers, optics and photonics technologies). Mr. Phillippy joined Newport in 1996 and served in various executive management positions prior to his appointment as Chief Executive Officer in 2007. In April 2016, Newport was acquired by MKS Instruments (instruments, components, subsystems, and process control solutions for advanced manufacturing applications), and from July 2016 until May 2018, Mr. Phillippy served on the board of directors of MKS Instruments. From April 2016 to September 2016, he also served as Executive Advisor to MKS Instruments. Mr. Phillippy has also served as a director of ESCO Technologies Inc. since May 2014 and as a director of Kimball Electronics since November 2018. Mr. Phillippy's deep understanding of technology-related industries, extensive experience as the former Chief Executive Officer of a global technology company and significant knowledge of matters impactful to public company boards makes him a valuable contributor to the Board of Directors.
Patrick Prevost
Age: 70
Director Since: 2019
Mr. Prevost served as the President and Chief Executive Officer of Cabot Corporation (global specialty chemical and performance materials company) from January 2008 until his retirement in March 2016. Prior to Cabot, Mr. Prevost served as President, Performance Chemicals at BASF AG (international chemical company) from October 2005 to December 2007. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Mr. Prevost previously held senior management positions with increasing responsibility at BP Plc from 1999 to 2003 and Amoco Chemicals from 1983 until 1999. Mr. Prevost previously served on the Board of Directors of Southwestern Energy Company, Cabot Corporation and General Cable Corporation. Mr. Prevost also previously served as trustee of the New England Conservatory and the French Cultural Center of Boston. Mr. Prevost brings to our Board of Directors substantial leadership experience in a variety of complex international businesses, a chemical engineering background with broad experience in material science and chemistry, which are important to our business, extensive experience involving acquisitions and strategic alliances and deep knowledge of international business, strategic planning, manufacturing and financial matters.
Craig S. Shular
Age: 73
Director Since: 2008
Mr. Shular is Co-Founder of Global Graphite Group LLC (advanced materials company specializing in graphite products), which he co-founded in November 2017. Mr. Shular is the former Executive Chairman of the Board of GrafTech International Ltd. (electrical industrial apparatus). Mr. Shular was elected Chairman of the Board of GrafTech in 2007 and served in that capacity until December 2014. He had been a director of GrafTech from January 2003 until May 2014. Mr. Shular served as Chief Executive Officer of GrafTech from 2003 and as President from 2002 until he retired from both positions in January 2014. From 2001 until 2002, he served as Executive Vice President of GrafTech’s largest business, Graphite Electrodes. Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in 1999 and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in 2000 until 2001. As the former Chairman, Chief Executive Officer and President and former Chief Financial Officer of GrafTech, Mr. Shular brings a breadth of financial and operational management experience and provides our Board of Directors with a perspective of someone familiar with all facets of a global enterprise.
Darlene J. S. Solomon, Ph.D.
Age: 67
Director Since: 2011
Dr. Solomon served as Senior Vice President and Chief Technology Officer of Agilent Technologies, Inc. (life sciences, diagnostics and applied chemical markets) from 2006 until she retired from that position in July 2023. In addition to her leadership in organic research and development she is expert in open innovation, having developed and led Agilent’s industry-leading, enterprise-wide academic collaboration and corporate venture programs. Prior to 2006, she served as Vice President and Director of Agilent Laboratories, Agilent's centralized advanced research organization. Dr. Solomon has served on the Board of Directors of Novanta Inc. since 2022 and she joined the board of Masimo Corporation in 2024. She is a member of the National Academy of Engineering and serves on multiple industry, academic and government advisory boards focused on science, technology, and innovation. As a global senior technology business executive with deep experience in corporate governance, transformation, and high-tech industry, she brings valuable perspective in strategy, innovation, and digital leadership in support of profitable core and adjacent business growth. Additionally, with extensive knowledge and experience in materials measurement and leading innovation in a diversified global technology enterprise, Dr. Solomon brings to our Board of Directors valuable insight on research and development and other operational issues faced by companies focused on innovations in technology.
Robert B. Toth
Age: 65
Director Since: 2013
Mr. Toth was a Managing Director of CCMP Capital Advisors, LLC (global private equity investment firm) from 2016 to 2019. Mr. Toth also served as President, Chief Executive Officer and Director of Polypore International, Inc. (high technology filtration products) from 2005 until 2015 and as Chairman of the Board from 2011 until 2015. Prior to Polypore, Mr. Toth served as President, Chief Executive Officer, and Director of CP Kelco ApS. Mr. Toth also spent 19 years at Monsanto Company, and its spin-off company, Solutia Inc., where he held a variety of executive and managerial roles. Mr. Toth serves on the Board of Directors of SPX Technologies. He also served on the Board of Directors of PQ Corporation and Hayward Industries, Inc. Mr. Toth currently acts as an advisor for several private equity firms. With extensive experience in leading corporations in the manufacturing and specialty materials sector, including his knowledge and skills in senior management, finance and operations, Mr. Toth brings to our Board of Directors significant insight into the strategic and operational issues facing companies in the advanced materials industry.

Jugal K. Vijayvargiya
Age: 58
Director Since: 2017
Mr. Vijayvargiya is President and Chief Executive Officer and member of the Board of Materion Corporation. He joined Materion as President and Chief Executive Officer in March 2017. Prior to joining Materion, Mr. Vijayvargiya had an extensive 26-year international career with Delphi Automotive PLC (leading global technology solutions provider to the automotive and transportation sectors). He most recently led Delphi's Automotive Electronics and Safety segment, a $3 billion global business based in Germany. In this role, Mr. Vijayvargiya served as an officer of Delphi and a member of its Executive Committee. Previously, he attained progressively responsible positions in Europe and North America in product and manufacturing engineering, sales, product line management, acquisition integration and general management. Mr. Vijayvargiya has served as a member of the Board of Directors of Sensata Technologies Holding PLC since June 2023. Mr. Vijayvargiya’s broad and diverse experience at Delphi and as Chief Executive Officer of Materion provides significant value to our Board of Directors.

BOARD OF DIRECTORS SKILL MATRIX

Our Board is comprised of members with varied experiences and backgrounds, which we believe enables thoughtful decision making. The skills matrix below provides an overview of the levels of experience that each of the nominees to our Board has in areas that impact our business. Each mark * indicates an experiential strength that was self-selected by each director.
Your Board of Directors unanimously recommends a vote for each of Thomas T. Edman, Vinod M. Khilnani, Emily M. Liggett, Robert J. Phillippy, Patrick Prevost, Craig S. Shular, Darlene J. S. Solomon, Ph.D., Robert B. Toth, and Jugal K. Vijayvargiya.

Knowledge, Skills and Experience	EDMAN	KHILNANI	LIGGETT	PHILLIPPY	PREVOST	SHULAR	SOLOMON	TOTH	VIJAYVARGIYA
Public Company Management Familiarity with management of a U.S. publicly held company	*	*	*	*	*	*	*	*	*
Financial Knowledge of financial accounting, reporting and internal controls	*	*	*	*	*	*		*	*
Manufacturing / Operations Knowledge of manufacturing of goods and the administration of business operation practices to create efficiency	*	*	*	*	*	*	*	*	*
Global Business Familiarity with the trade of goods, services, technology and capital across national borders on a global scale	*	*	*	*	*	*	*	*	*
Mergers & Acquisitions Familiarity with driving business transformation through M&A, strategic alliances, investments and partnerships	*	*	*	*	*	*	*	*	*
Strategy / Corporate Development Ability to plan, take action and set goals to optimally deliver, launch, market and distribute existing and new business	*	*	*	*	*	*	*	*	*
Industry, Technology & Product Knowledge Understanding of markets and industries we serve, including our products, technologies, customers, competitors and trends	*	*	*	*	*	*	*	*	*
Sustainability / ESG Management Experience in environmental, social and governance (ESG) matters and management of ESG risks and opportunities	*	*	*		*	*	*	*	*

If any of these nominees becomes unavailable, it is intended that the proxies will be voted as the Board of Directors determines. We have no reason to believe that any of the nominees will be unavailable. The nominees receiving the greatest number of votes for their election will be elected as directors of Materion Corporation. However, our Board of Directors has adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is expected to tender his or her resignation following certification of the shareholder vote, subject to a 90-day review process by our Nominating, Governance, and Corporate Responsibility Committee and Board of Directors to consider whether the tendered resignation should be accepted. An abstention or broker non-vote is not treated as a vote “withheld” under our Majority Voting Policy. For additional details on the Majority Voting Policy, see page 11 of this proxy statement.

CORPORATE GOVERNANCE; CORPORATE RESPONSIBILITY

Materion is committed to strong corporate governance, as evidenced by the following practices.

Board Independence	✓ 9 of 10 Directors are independent ✓ Independent Chair of the Board
Director Elections
✓ All standing committee members are independent
✓ Declassified Board with annual Board election
✓ Director elections are subject to our Majority Voting Policy, which requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board

Board Practices
✓ Stock ownership requirements for nonemployee Directors (4x cash retainer)
✓ At each Board meeting, the independent Directors have the opportunity to conduct an executive session
✓ Annual Board, committee and Director evaluation

Shareholder Rights	✓ Limitations on adoption of shareholder rights plan ✓ Opted out of Ohio Control Shareholder Act
Other Best Practices
✓ Annual advisory vote on our named executive officer compensation
✓ 5 of 10 Directors are ethnically or gender diverse
✓ Code of Conduct Policy for Directors, officers and employees
✓ 4 Audit Committee financial experts
✓ Audit and Risk Committee receives at least quarterly reports on information technology and cyber risk profile, enterprise cyber program and key enterprise cyber initiatives and annually reviews and recommends our information security policy and information security program to Board for approval
✓ Nominating, Governance and Corporate Responsibility Committee provides oversight for strategies regarding key environmental (including climate change), health and safety, sustainability and social responsibility matters.

We have adopted a Policy Statement on Significant Corporate Governance Issues and a Code of Conduct Policy in compliance with the New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) requirements. These materials, along with the charters of the Audit and Risk, Compensation and Human Capital, and Nominating, Governance, and Corporate Responsibility Committees of our Board, which also comply with applicable requirements, are available on our website at https://materion.com, or upon request by any shareholder to: Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. We also make our reports on Forms 10-K, 10-Q and 8-K available on our website, free of charge, as soon as reasonably practicable after these reports are filed with the SEC. Any amendments or waivers to our Code of Conduct Policy, Committee Charters and Policy Statement on Significant Corporate Governance Issues will also be made available on our website. The information on our website is not incorporated by reference into this proxy statement or any of our periodic reports.

Director Independence
The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the Company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or its subsidiaries or affiliates. Our Board has adopted the following standards, which are identical to those of the NYSE listing standards, to assist in its determination of director independence. A director will be determined not to be independent under the following circumstances:
•the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
•the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•the director (a) is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) has an immediate family member who is a current partner of such a firm; (c) has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) was or has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;
•the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on that company’s compensation committee; or
•the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues.
Additionally, for purposes of determining whether a director has a material relationship with the Company apart from his or her service as a director, our Board has deemed the following relationships as categorically immaterial:
•the director, or an immediate family member, is a current employee, director or trustee of a tax-exempt organization and the Company’s contributions to the organization (excluding Company matching of employee contributions) in any fiscal year are less than $120,000; or
•the director is a director of a company that has made payments to, or received payments or deposits from, the Company for property, goods or services in the ordinary course of business in an amount which, in any fiscal year, is less than the greater of $1,000,000, or two percent of such other company’s consolidated gross revenues.
Our Board has affirmatively determined that each of our current directors, other than Mr. Vijayvargiya, is “independent” within the meaning of that term as defined in the NYSE listing standards and a “non-employee director” within the meaning of that term as defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 (Exchange Act).
Charitable Contributions
Within the preceding three years, we have not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer.
Non-management Directors and Non-Executive Chairman
Our Policy Statement on Significant Corporate Governance Issues provides that the non-management members of the Board will meet during each regularly scheduled meeting of the Board of Directors in executive session. Additional executive sessions may be scheduled by the Non-Executive Chairman or other non-management directors. The Non-Executive Chairman will chair these sessions. Mr. Khilnani was appointed our Non-Executive Chairman in January 2018.
The non-management directors have access to our management as they deem necessary or appropriate. In addition, the Chair of each of the Audit and Risk Committee, Nominating, Governance, and Corporate Responsibility Committee and Compensation and Human Capital Committee meets periodically with members of senior management.

In addition to the other duties of a director under our Policy Statement on Significant Corporate Governance Issues, the Non-Executive Chairman, in collaboration with the other independent directors, is responsible for coordinating the activities of the independent directors and in that role will:
•chair the executive sessions of the independent directors at each regularly scheduled meeting;
•determine the timing and structuring of Board meetings;
•establish the agenda for Board meetings, including allocation of time as well as subject matter;
•determine the quality, quantity and timeliness of the flow of information from management to the Board;
•serve as the independent point of contact for shareholders wishing to communicate with the Board other than through management;
•interview all Board candidates and provide the Nominating, Governance, and Corporate Responsibility Committee with recommendations on each candidate;
•maintain close contact with the Chairman of each standing committee and assist in ensuring communications between each committee and the Board;
•lead the Chief Executive Officer annual evaluation process; and
•be the ombudsman for the Chief Executive Officer to provide two-way communication with the Board.
Board Communications
Shareholders or other interested parties may communicate with the Board as a whole, the non-executive chairman or the non-management directors as a group, by forwarding relevant information in writing to: Non-Executive Chairman, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124. Any other communication to individual directors or committees of the Board of Directors may be similarly addressed to the appropriate recipients, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
Board Leadership
The Board does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board should be separate or combined, or whether the Chairman should be a management or non-management director. Currently, the roles of Chairman of the Board and Chief Executive Officer are split, though in the past these roles have been combined. Mr. Khilnani was appointed Non-Executive Chairman of the Board effective January 2018, eliminating the need for a Lead Director. During 2025, Mr. Vijayvargiya was the only member of our Board who was not independent.
Unless the Chairman of the Board is an independent director, a Lead Director would be elected solely by the independent members of our Board of Directors. The Lead Director works with the Chairman of the Board and other Board members to provide strong, independent oversight of the Company’s management and affairs as described above under "Non-management Directors and Non-Executive Chairman".
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.
While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit and Risk Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Audit and Risk Committee also focuses on risks relating to precious metal inventory, precious metal security and cybersecurity.
As part of its program of regular oversight, the Audit and Risk Committee is responsible for overseeing cyber risk, information security, and information technology risk, including management’s actions to identify, assess, mitigate, and remediate material cyber issues and risks. The Audit and Risk Committee receives at least quarterly reports from the Chief Information Officer on the Company’s information technology and cyber risk profile, enterprise cyber program, key enterprise cyber initiatives, and significant updates on external audits of our information security program. In 2025, the full Board attended one of the Audit and Risk Committee meetings at which information technology and cyber risk were discussed. Additionally, at least annually, the full Board attends a cybersecurity training session from external experts and reviews and discusses the Company’s technology strategy with the Chief Information Officer and approves the Company’s technology strategic plan.
In addition, management provides a risk management report, including a financial risk assessment and enterprise risk management update and information technology contingency plan, to the Audit and Risk Committee. In setting compensation, the Compensation and Human Capital Committee strives to create incentives that encourage a level of risk-taking consistent with the Company’s business strategy. Finally, the Company’s Nominating, Governance, and Corporate Responsibility Committee conducts an annual assessment of the Board in accordance with corporate governance and risk management best practices and additionally oversees the Company's risk with respect to climate change. The Company believes that the Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.
Audit and Risk Committee
The Audit and Risk Committee held six meetings in 2025. The full Board attended two of the six Committee meetings in 2025. The Committee membership consists of Mr. Phillippy, as Chairman, Ms. Liggett, Mr. Toth, Mr. Edman and Dr. Reddy. Under the Committee charter, the Committee’s principal functions include assisting our Board in fulfilling its oversight responsibilities with respect to:
•the integrity of our financial statements and our financial reporting process;
•compliance with ethics policies and legal and other regulatory requirements;
•our independent registered public accounting firm’s qualifications and independence;
•our systems of internal accounting and financial controls;
•the performance of our independent registered public accounting firm and of our internal audit functions;
•assisting the Board in fulfilling its oversight responsibilities with respect to financial risk, including internal controls, as well as risks relating to precious metal security and cybersecurity; and
•other matters as deemed appropriate, including our Code of Conduct Policy and our risk management practices and policies.
No member of the Committee serves on the audit committee of three or more public companies in addition to ours unless the Board determines that such services would not impair the member's ability to serve on the Committee. The Committee also prepared the Committee report included under the heading “Audit Committee Report” in this proxy statement.
Audit and Risk Committee Expert, Financial Literacy and Independence
Our Board has determined that Messrs. Phillippy, Toth and Edman and Ms. Liggett are "audit committee" financial experts, as defined by the SEC. Each member of the Audit and Risk Committee is financially literate and satisfies the independence requirements as set forth in the NYSE listing standards.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee held five meetings in 2025. The Committee membership consists of Mr. Shular, as Chairman, Dr. Solomon, and Messrs. Khilnani and Prevost. Each member of the Committee has been determined by the Board to be independent in accordance with NYSE listing standards. The Committee may, at its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee, provided that such subcommittee has a published charter in accordance with NYSE rules. The Committee’s principal functions include:
•reviewing and approving executive compensation, including severance payments;
•overseeing and recommending equity and non-equity incentive plans;
•overseeing regulatory compliance with respect to compensation matters;
•advising on senior management compensation; and
•reviewing and discussing the Compensation Discussion and Analysis (CD&A) and Compensation Committee Report.
For additional information regarding the operation of the Committee, see the “Compensation Discussion and Analysis” in this proxy statement.
Nominating, Governance, and Corporate Responsibility Committee
The Nominating, Governance, and Corporate Responsibility Committee held five meetings in 2025. The Committee membership consists of Mr. Khilnani, as Chairman, Ms. Liggett, Messrs. Edman, Phillippy, Prevost, Shular, and Toth

and Drs. Reddy and Solomon. All of the members are independent in accordance with the NYSE listing requirements. The Committee’s principal functions include:
•evaluating candidates for Board membership, including any nominations of qualified candidates submitted in writing by shareholders to our Secretary;
•making recommendations to the full Board regarding director compensation;
•making recommendations to the full Board regarding governance matters;
•overseeing Company strategies regarding key environmental (including the impact of climate change), health and safety, sustainability and social responsibility matters;
•overseeing the evaluation of the Board and management of the Company;
•evaluating potential successors to the Chief Executive Officer for recommendation to the Board and assisting in management succession planning; and
•reviewing related party transactions.
As noted above, the Committee is involved in determining compensation for our directors. The Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for directors. The Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. Any change in director compensation must be approved by the Board. No executive officer other than the Chief Executive Officer in his capacity as director participates in setting director compensation. From time to time, the Committee or the Board may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies.
Annual Board Self-assessments
The Board has instituted annual self-assessments of the Board, as well as of the Audit and Risk Committee, the Compensation and Human Capital Committee and the Nominating, Governance, and Corporate Responsibility Committee, to assist in determining whether the Board and its committees are functioning effectively. Annually, each of the members of the Board completes a detailed survey regarding the Board and its committees that provides for quantitative ratings in key areas and seeks subjective comments. The results of the survey are compiled and discussed at the Board level and in each committee. Any matters requiring follow-up are identified by the Nominating, Governance, and Corporate Responsibility Committee, which is responsible for any action items. Each of the committees also reviews its charter on an annual basis for any changes.
Nomination of Director Candidates
The Nominating, Governance, and Corporate Responsibility Committee will consider candidates recommended by shareholders for nomination as directors of Materion Corporation. Any shareholder desiring to submit a candidate for consideration by the Committee should send the name of the proposed candidate, together with biographical data and background information concerning the candidate, to the Nominating, Governance, and Corporate Responsibility Committee, c/o Secretary, Materion Corporation, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
In recommending candidates to the Board for nomination as directors, the Committee’s charter requires it to consider such factors as it deems appropriate, consistent with our Policy Statement on Significant Corporate Governance Issues. These factors are as follows:
•broad-based business, governmental, non-profit, or professional skills and experiences that indicate whether the candidate will be able to make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing the Company;
•exhibited behavior that indicates he or she is committed to the highest ethical standards and the values of the Company;
•special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors;
•whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all our shareholders and other stakeholders in reaching decisions;
•a global business and social perspective, personal integrity and sound judgment; and
•time available to devote to Board activities and to enhance their knowledge of the Company.

As part of the analysis of the foregoing factors, the Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.

The Committee’s evaluation of candidates recommended by shareholders does not differ materially from its evaluation of candidates recommended from other sources.
The Committee utilizes a variety of methods for identifying and evaluating director candidates. The Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. Additionally, from time to time, the Committee has used the services of an executive search firm to help identify potential director candidates who possess the characteristics described above. In such instance, the search firm has prepared a biography of each candidate, conducted reference checks and screened candidates.
A shareholder of record entitled to vote in an election of directors who timely complies with the procedures set forth in our code of regulations and with all applicable requirements of the Exchange Act and the rules and regulations thereunder, may also directly nominate individuals for election as directors at a shareholders’ meeting. Copies of our code of regulations are available by a request addressed to Materion Corporation, c/o Secretary, 6070 Parkland Boulevard, Mayfield Heights, Ohio 44124.
To be timely, notice of a shareholder nomination for an annual meeting must be received at our principal executive offices not fewer than 60 nor more than 90 days prior to the date of the annual meeting. However, if the date of the meeting is more than one week before or after the first anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, nominations must be received within ten days from the date of our notice.
Majority Voting Policy
Our Board adopted a Majority Voting Policy whereby, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating, Governance, and Corporate Responsibility Committee will consider the tendered resignation and make a recommendation to the Board. The Board will act on the Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Committee’s recommendation or Board’s action regarding whether to accept or reject the tendered resignation.
However, if each member of the Committee received a Majority Withheld Vote in the same election, then the Board would appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation. Further, if all of the director nominees received a Majority Withheld Vote in the same election, the Board would appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board of Directors whether to accept or reject each resignation.
Director Attendance
Our Board held five meetings in 2025. All of the current directors who were directors in 2025 attended at least 75% of the Board and assigned committee meetings during the period each individual served as a director during 2025. Our policy is that directors are expected to attend all meetings, including the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.
Corporate Responsibility
For more than 90 years, Materion has helped our customers meet their greatest science and technology challenges. Our ability to deliver on our mission is rooted, in part, in our strong corporate responsibility practices towards our customers, our employees, and our operations and communities. We are committed to ensuring that our organization’s governance and operations are fully aligned with environmentally and socially responsible practices. Our corporate responsibility is structured around three focus areas:

Our Commitment - From our leadership team to the Board of Directors, strong governance, ethical operations and upholding compliance standards are vital to our organization's continued advancement.

Our People – Materion’s values and corporate culture define who we are, how we act, and what we believe is our responsibility to conducting business. And our diverse employee base, that embodies our culture, is the driving force behind our success.

Our Operations and Communities – Materion consistently strives to integrate a variety of sustainability-based initiatives in our own operations and in the communities where we operate, from more efficient use of energy and materials to educating our employees on how to better serve as stewards of the planet. We also require our business partners and suppliers to abide by the same responsible business standards and principles.

In 2025, our oversight and implementation of our corporate responsibility practices benefited from the following:

•Oversight by the Nominating, Governance and Corporate Responsibility (NGCR) Committee: In 2025, in addition to corporate governance, our NGCR Committee continued to exercise its oversight of environmental, sustainability and social responsibility matters significant to the Company. The NGCR Committee oversees and periodically reviews the Company’s strategies regarding key environmental (including climate change), health and safety, sustainability and social responsibility matters. NGCR Committee membership currently includes all of our independent directors, ensuring an integrated and aligned oversight approach to corporate responsibility. The NGCR Committee held five meetings in 2025 and the Company’s environmental and social responsibility initiatives and related matters, including but not limited to, matters relating to climate change, were discussed at three of those meetings.

•Executive oversight: Executive oversight of environmental and social matters is conducted by management through our steering committee, which is composed of leaders from multiple functions including operations, legal, human resources, finance, and purchasing. In addition, environmental and social matters are integrated into our risk oversight and enterprise-wide risk management approach. In support of these broad-based efforts, in 2021 Materion appointed a dedicated leadership position to support ongoing and new environmental and social responsibility activities and strategic initiatives globally, including, but not limited to, matters relating to climate change. This manager also supports identification and deployment of best-in-class sustainability-focused operational programs, systems and processes across Materion operations globally.

•Diversity & Inclusion: We have an employee Diversity & Inclusion Council, established in 2020, that continues to oversee the progression of various initiatives in support of improving the maturity of our enterprise-wide inclusion practices. Some of these initiatives include the continued operation of Employee Resource Groups, supporting inclusive hiring practices, and the establishment of baseline metrics against which we measure ourselves.

Good corporate citizenship and our commitment to strong environmental and social responsibility practices for our people, our operations and our communities are important elements of our vision, mission and values at Materion. We conduct our business activities in accordance with these values. Additionally, the core of our business ethics is “doing the right thing.” This fundamental principle is what drives Materion to be a socially responsible business that meets the highest standards of ethics and professionalism. We strive to:

• Maintain the highest standards of health, safety and security;
• Produce materials that enable technologies to provide a safer and more sustainable environment;
• Design, manufacture and distribute products in a safe and environmentally responsible manner;
• Respect and protect human rights wherever we operate;
• Embrace a set of values where we partner in the betterment of our communities; and
•Promote fair dealing and respect towards our customers, shareholders, employees, business partners and communities.

For more information about our corporate responsibility program, please see https://materion.com/about/environmental-social-and-governance. The information on our website is not incorporated by reference into this proxy statement.

2025 Compensation of Non-Employee Directors
Total compensation of our non-employee directors serving during 2025 for the year ended December 31, 2025 was as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Vinod M. Khilnani	182,500	151,017	333,517
Emily M. Liggett	85,000	151,017	236,017
Robert J. Phillippy	102,500	151,017	253,517
Patrick Prevost(2)	82,500	151,017	233,517
N. Mohan Reddy	85,000	151,017	236,017
Craig S. Shular(2)	95,000	151,017	246,017
Darlene J. S. Solomon	82,500	151,017	233,517
Robert B. Toth	85,000	151,017	236,017
(1) The amounts in this column reflect the grant date fair value of time-based restricted stock unit (RSU) awards as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718.
(2) Mr. Prevost and Mr. Shular elected to defer 100% of their compensation in the form of deferred stock units, as described below under Deferred Compensation.

The following table presents the RSU awards granted to non-employee directors in 2025. Awards were made on May 8, 2025 and valued based on that day's closing price of $75.66. These awards in general will vest on May 8, 2026, if the individual remains as a director until that date. As of December 31, 2025, no other stock or option awards were outstanding for our non-employee directors.

Name	Restricted Stock Units
Vinod M. Khilnani	1,996
Emily M. Liggett	1,996
Robert J. Phillippy	1,996
Patrick Prevost	1,996
N. Mohan Reddy	1,996
Craig S. Shular	1,996
Darlene J. S. Solomon	1,996
Robert B. Toth	1,996

Annual Retainer Fees
In 2025, non-employee directors received an annual retainer fee in the amount of $70,000. Non-employee directors also received the following additional annual retainers: member of Compensation and Human Capital Committee, $7,500 ($22,500 for Chairman, Mr. Shular); member of Audit and Risk Committee, $10,000 ($30,000 for Chairman, Mr. Phillippy); member of Nominating, Governance, and Corporate Responsibility Committee, $5,000 ($15,000 for Chairman, Mr. Khilnani); and Chairman of the Board, $100,000 (Mr. Khilnani).
Equity Compensation
Under the Materion 2025 Equity and Incentive Compensation Plan, non-employee directors who continued to serve as directors following the 2025 annual meeting of shareholders received $145,000 worth of RSUs (subject to rounding) that are generally paid out in common stock at the end of a one-year restriction period. These RSUs were granted on the day following the annual meeting. The number of RSUs granted is equal to $145,000 divided by the closing price of our common stock on the day of the annual meeting (subject to rounding).
Deferred Compensation
Non-employee directors may defer all or a part of their annual retainer fees in the form of deferred stock units under the Director Equity Plan until ceasing to be a member of the Board of Directors or a date specified by the participant. A director may also elect to have RSUs or other stock awards granted under the Director Equity Plan deferred in the form of deferred stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners
The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Materion’s common shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	3,114,866	(1)	15.0%
50 Hudson Yards
New York, NY 10001
The Vanguard Group	2,344,101	(2)	11.3%
100 Vanguard Blvd.
Malvern, PA 19355
Capital Research Global Investors	1,838,484	(3)	8.8%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
State Street Corporation	1,298,956	(4)	6.2%
One Congress Street, Suite 1
Boston, MA 02114

(1) Based on a Schedule 13G/A filed on April 30, 2025 pursuant to which BlackRock reported sole voting power over 3,089,244 shares and sole investment power over 3,114,866 shares as of March 31, 2025.
(2) Based on a Schedule 13G/A filed on January 30, 2026 pursuant to which The Vanguard Group reported shared voting power over 162,647 shares and shared dispositive power over 2,344,101 shares as of December 31, 2025.
(3) Based on a Schedule 13G/A filed on January 13, 2025 pursuant to which Capital Research Global Investors reported sole voting power and sole investment power over 1,838,484 shares as of December 31, 2024.
(4) Based on a Schedule 13G/A filed on August 11, 2025 pursuant to which State Street Corporation reported shared voting power over 1,224,482 shares and shared dispositive power over 1,298,956 shares as of June 30, 2025.

Security Ownership of Directors and Named Executive Officers
The following table sets forth information with respect to the beneficial ownership of the Company’s common stock by each director and director nominee for election as a director of the Company, each of the named executive officers and all directors and executive officers as a group, as of January 31, 2026, unless otherwise indicated. The shareholders listed in the table have sole voting and investment power with respect to shares beneficially owned by them, unless otherwise indicated. Shares that are subject to stock appreciation rights (SARs) that may be exercised within 60 days of January 31, 2026 are reflected in the number of shares shown and in computing the percentage of Materion’s common stock beneficially owned by the person who owns those SARs.

Name	Number of Shares	Percent of Class
Shelly M. Chadwick(2), (3)	29,677	*
Gregory R. Chemnitz(2), (3)	25,444	*
Thomas T. Edman	—
Vinod M. Khilnani(1)	37,658	*
Emily M. Liggett	5,045	*
Robert J. Phillippy(1)	17,174	*
Patrick Prevost(1)	15,998	*
N. Mohan Reddy(1)	45,161	*
Craig S. Shular(1)	58,296	*
Darlene J. S. Solomon	28,417	*
Robert B. Toth	26,826	*
Jugal K. Vijayvargiya(2), (3)	290,495	1.4%
All Directors and Executive Officers as a group (including the Named Executive Officers (11 persons))(4)	580,191	2.8%
*Less than 1% of Materion's outstanding common stock
(1)Includes deferred shares under the Director Plan as follows: Mr. Khilnani 19,993, Ms. Liggett 1,269, Mr. Phillippy 12,016, Mr. Prevost 15,998, Dr. Reddy 45,161 and Mr. Shular 52,387.
(2)Includes shares covered by SARs exercisable within 60 days of January 31, 2026 as follows: Mr. Vijayvargiya 151,589, Ms. Chadwick 20,580 and Mr. Chemnitz 5,528.
(3)Includes shares covered by RSUs and PRSUs vesting within 60 days of January 31, 2026 as follows: Mr. Vijayvargiya 25,321, Ms. Chadwick 9,097 and Mr. Chemnitz 4,196
(4) Includes an aggregate of 216,312 shares subject to SARs/RSUs held by executive officers exercisable/vesting within 60 days of January 31, 2025 and an aggregate of 146,824 deferred shares held by directors.

RELATED PARTY TRANSACTIONS
We recognize that transactions between any of our directors or executive officers and us can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our shareholders. Pursuant to its charter, the Nominating, Governance, and Corporate Responsibility Committee considers and makes recommendations to the Board with regard to possible conflicts of interest of Board members or management. The Board then makes a determination as to whether to approve the transaction.
The Committee reviews all relationships and transactions in which Materion Corporation and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Secretary is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Committee to determine, based on the facts and circumstances, whether Materion or a related person has a direct or indirect material interest in the transaction. As set forth in the Committee’s charter, in the course of the review of a potentially material related person transaction, the Committee considers:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction, including, without limitation, the amount and type of transaction;
•the importance of the transaction to the related person;
•the importance of the transaction to Materion;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Materion; and
•any other matters the Committee deems appropriate.
Based on this review, the Committee will determine whether to approve or ratify any transaction which is directly or indirectly material to Materion or a related person.
Any member of the Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction; however, such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction. There were no related party transactions in 2025.

AUDIT COMMITTEE REPORT
The Audit and Risk Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed the audited financial statements in the annual report with management, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit and Risk Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit and Risk Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence.
The Audit and Risk Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for the respective audits. The Audit and Risk Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit and Risk Committee held six meetings during 2025.
In reliance on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
The current Audit and Risk Committee charter is available on our website at https://materion.com.

Robert J. Phillippy (Chairman)
Tom Edman
Emily Liggett
N. Mohan Reddy
Robert Toth

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) provides an overview of our executive compensation program and 2025 pay determinations for our named executive officers (NEOs), as shown below:
    Named Executive Officers
    Jugal K. Vijayvargiya, President and Chief Executive Officer
Shelly M. Chadwick, Vice President, Finance and Chief Financial Officer
Gregory R. Chemnitz, Vice President, General Counsel and Secretary

This CD&A consists of the following three sections:
    Section I:     Executive Summary - 2025 in Review
    Section II:     Executive Compensation Program Overview
    Section III:     Details and Analysis of the 2025 Executive Compensation Program

Section I: Executive Summary - 2025 in Review
Materion Corporation has a long-standing and strong commitment toward pay-for-performance in its executive compensation program. We maintain this orientation throughout economic cycles that may cause fluctuation in our operating results.
We believe the decisions regarding our NEO compensation program in 2025 described in the CD&A below reflect our ongoing commitment to sustaining our pay-for-performance philosophy.
Company Overview
Materion Corporation is a global leader in advanced materials solutions, serving high-performance, rapidly expanding industries including semiconductor, space, energy and defense. With nearly 100 years of deep technical expertise in specialty engineered alloy systems, Materion partners with customers worldwide to develop innovative materials that enable critical technologies and move the world forward. Headquartered in Mayfield Heights, Ohio, the company employs approximately 3,000 people and serves customers in more than 60 countries.

Over the past decade, Materion has undergone a multi-phase transformation, evolving from a traditional metals and mining company rooted in our beryllium heritage into a leading supplier of advanced materials that address a broad range of complex technical challenges. Through strategic initiatives focused on new product development, portfolio and footprint optimization, operational excellence, and complementary bolt-on acquisitions, we have built a diversified portfolio of specialty products that serve attractive end markets experiencing exciting secular growth trends, while delivering a step change in profitability. This deliberate evolution has strengthened the company, enhanced our market position and set a solid foundation for continued long-term success.

Current macroeconomic trends have created exciting opportunities that align well with our product portfolio and capabilities. The proliferation of AI is driving rapid growth across several of our end markets and product lines. The build out of datacenters is creating strong demand for our advanced sputtering targets, essential to next-generation chips and data storage. AI is also creating a step change in the demand outlook for Energy requirements, and our products are critical in new and emerging energy solutions. The growing commercial space market is also impacted as satellite launches continue to increase to support connectivity, and our full material set supports these applications.

Additionally, increased defense spending by the U.S. and allied countries is creating significant new opportunities and stronger demand. These secular growth trends are driving strong demand for our advanced materials across multiple high-value markets.

As Materion enters a new phase of strong organic growth, we remain committed to executing key initiatives designed to drive operational excellence, expand global manufacturing capabilities, and capture high-value market opportunities. With a strong foundation and clear strategic focus, Materion is well-positioned to continue delivering long-term value to our customers, employees, and shareholders.

Below is an overview of business segments and end markets in 2025.

Internally, the Company manages the business based on value-added sales, which is a non-GAAP financial measure that removes the impact of pass-through metal costs and allows for analysis without the distortion of the movement or volatility in metal prices and changes in mix due to customer-supplied material. A reconciliation of net sales, the most directly comparable GAAP financial measure, to value-added sales is included herein in Appendix B.

2025 Performance at a Glance
2025 was another year of strong performance in challenging markets by managing the business with a focus on what the Company can control through operational excellence and cost management.
A reconciliation of adjusted EBITDA to EBITDA and net income is included herein in Appendix B.

Summary NEO Compensation Decisions and Actions in 2025

Factors Guiding NEO Compensation Decisions	Market compensation rates, including Materion's compensation peer group, for each position
Company's performance against pre-established goals
Experience, skills, expected future contributions, and leadership
Contributions and performance of each individual
2025 NEO Compensation Decisions (see below for details)	Target Total Direct Compensation: The target total direct compensations for Ms. Chadwick and Messrs. Vijayvargiya, and Chemnitz in 2025 were managed within 20% of the market median.
Base Pay: NEO salary increases were 3.1% for Mr. Vijayvargiya, 4.0% for Ms. Chadwick and 4.0% for Mr. Chemnitz.

Annual Incentive Plan (AIP): Payout under the AIP was based on Company adjusted EBIT, value-added sales growth, and simplified free cash flow performance versus goals. The Company achieved 0.0% funding for its adjusted EBIT component, 0.0% funding for its value-added sales growth component and 0.0% funding for its simplified free cash flow component, resulting in AIP awards at 0.0% of target for our NEOs.

Long-term Incentives (LTI): The Committee determined 2025 equity grants after carefully considering (1) the Company's 2024 performance, (2) comparative market pay practices and (3) our performance-driven compensation philosophy. In 2025, shareholder value creation is achieved through performance-based grants representing approximately 75% of the overall target equity opportunities for Mr. Vijayvargiya, and 60% of the overall target equity opportunities for Ms. Chadwick and Mr. Chemnitz.

Shareholder Advisory Vote Consideration
At our 2025 annual meeting of shareholders, we received over 95% approval from our shareholders, based on the total votes counted, for our annual advisory "Say-on-Pay" proposal to approve the compensation of our NEOs. The Committee considered these voting results at its meetings after the vote, and while it believes the voting results demonstrate significant support for our overall executive compensation program, the Committee remains dedicated to continuously improving the existing executive compensation program and the governance environment surrounding the overall program. The Committee did not make any changes to its compensation policies and practices that were specifically driven by the results of the Say-on-Pay vote.

Changes in Prior Years
The Committee has made a number of other executive pay and related corporate governance changes to further align our executive compensation program with market competitive best practices. Specifically, the Committee:

Compensation Program Design	Established stock ownership and retention guidelines for the NEOs and non-employee directors to further promote long-term equity ownership, and in 2022 discontinued the recognition of unexercised vested and unvested SARs as stock ownership. In 2025, we increased the required stock ownership for the CEO and non-employee directors to six times salary from five.
Put more stock and compensation at risk by increasing the weighting of the Performance Restricted Stock Units (PRSUs) to, typically, between 40% and 50% of the total target LTI award mix for our NEOs. The LTI program for 2025 had four components, including stock appreciation rights (SARs), PRSUs tied to our Relative Total Shareholder Return (RTSR) (RTSR PRSUs), PRSUs tied to our absolute Return On Invested Capital (ROIC) (ROIC PRSUs) and time-based RSUs. Including all PRSUs and SARs, typically 60% to 75% of the total target LTI award mix for our NEOs is “at risk”.

Effective December 31, 2019, the Materion Corporation Pension Plan (the Pension Plan) was amended, freezing the accrued benefit for all participants. Beginning January 1, 2020, the Materion Corporation Retirement Savings Plan (401(k) Plan) was enhanced, providing participants with a Company matching contribution of $1.00 for each dollar they elect to contribute up to the first 4% of compensation deferred. The Company match is subject to the applicable annual Internal Revenue Code (Code) limitation.

In conjunction with freezing the Pension Plan, the Materion Corporation Supplemental Retirement Benefit Plan (SRBP) was amended, freezing the accrued benefit for all participants, effective December 31, 2019.
Corporate Governance
Implemented a "double trigger" change in control vesting provision for all equity grants, which provides that outstanding equity grants will vest on an accelerated basis either if the awards are not continued, assumed or replaced upon the occurrence of a change in control or if the executive experiences a subsequent qualifying termination of employment. A change of control is triggered if any Person’s beneficial ownership reaches or exceeds 30%.

Maintain and operate a Compensation Clawback Policy to comply with both certain new clawback listing standards of the New York Stock Exchange and new rules and regulations promulgated by the U.S. Securities and Exchange Commission. In connection with the adoption of the new Compensation Clawback Policy, the Board amended and revised in its entirety the company’s predecessor 2011 Clawback Policy, as amended and restated, in the form of the Supplemental Clawback Policy. The Supplemental Clawback Policy operates, effective October 2, 2023, separate and distinct from (but in addition to) the new Compensation Clawback Policy, applying in particular with respect to any compensation that is not covered by or subject to the new policy by its terms.

Section II: Executive Compensation Program Overview
Compensation Philosophy and Objectives
Our long-standing compensation philosophy is guided by three key objectives:
•Attract, motivate and help retain key executives with the ability to profitably grow our business portfolio;
•Build a pay-for-performance environment with total pay levels targeted at the competitive market median; and
•Provide opportunities for share ownership to align the interests of our executives with our shareholders.

We meet these objectives through careful alignment of the elements of executive compensation with the interests of shareholders. For example, approximately 84% of CEO compensation and 69% of other NEO executive compensation is at-risk. It is this alignment of compensation goals that has been instrumental in Materion’s growth path. Below is more detail on these compensation components and our pay philosophy.
Primary Components of the NEO Compensation Program for 2025
To achieve these objectives, our NEO compensation program includes the following primary components:

Component		Purpose / Objective	Key Characteristics
Base Salaries		Provide a fixed, competitive level of pay based on responsibility, qualifications, experience and performance	Fixed cash compensation
Annual Incentive Plan (AIP)		Align variable pay with short-term performance in support of our annual business plan and strategic objectives	Variable cash incentive compensation earned at 0% – 200% based on Company performance over a 1-year performance period
Long-term Incentives (LTI)	PRSUs	Aligns NEOs' interests with those of our shareholders by motivating and rewarding achievement of long-term shareholder value and growth; promotes retention	Variable stock-based incentive compensation earned at 0% – 200% based on Company performance over a 3-year performance period; value dependent upon achievement of performance metrics and our stock price performance relative to our peer group
	Stock Appreciation Rights (SARs)	Aligns NEOs' interests with those of our shareholders by rewarding achievement of upside potential; promotes retention	Stock-based incentive compensation that generally vests in 3 equal annual installments; only provides value if our stock price appreciates
	RSUs	Aligns NEOs' interests with those of our shareholders by rewarding long-term value creation; promotes retention	Stock-based incentive compensation that generally vests in 3 equal annual installments; value tied to our stock price
Health, Welfare and Retirement Benefits		Provide competitive health, welfare and retirement benefits and enhance executive retention. NEOs are also eligible for periodic executive physicals, but no other perquisites are provided	Retirement benefits are payable in cash following qualifying separation from service
Target Total Pay Mix

Due to our pay-for-performance philosophy, the Committee has set base salaries as a relatively small part of target total compensation for the NEOs and has provided a significant portion of target total compensation in the form of equity-based LTI, consisting of grants of SARs, PRSUs and RSUs that align NEOs' interests with those of our shareholders. In 2025, performance-based LTI grants represented approximately 75% of the total target equity opportunity offered to Mr. Vijayvargiya and approximately 60% for Ms. Chadwick and Mr. Chemnitz. We view SARs as inherently performance-based because they will only have value to the extent our stock price appreciates.

The following charts summarize the target total compensation mix for our CEO and the average target total compensation mix for our other NEOs:

Our Commitment to Sound Corporate Governance
The Committee works to ensure that our executive compensation program adheres to sound corporate governance and market competitive best practices. The following table highlights our corporate governance practices:

What We DO	What We DON'T DO
Target pay mix places primary emphasis on variable incentives to align compensation with performance.	No single trigger acceleration provisions in the event of a change in control for cash severance or equity awards.
Incentives are tied to pre-established, objective goals, with no payouts for below-threshold performance.	No excessive benefits and no NEO perquisites, other than periodic executive physicals.
Majority of LTI awards are “at risk”, typically with 40% to 50% comprised of PRSUs tied to three-year performance goals.	No excise or other tax gross-ups in current or future NEO employment or severance agreements.
NEOs are subject to mandatory stock ownership guidelines along with stock holding requirements.	No repricing of SARs without prior shareholder approval.
Incentive awards to NEOs are subject to formal clawback policies.	No multi-year guarantees for salary increases, bonuses, incentives, or equity grants.
NEO compensation is initially targeted in the median range of our peer group and third-party general industry surveys for all elements of compensation, including base salary, target MIP opportunities and target LTI awards.
No dividend equivalents or dividends paid on unearned PRSUs.
Long term incentive plan uses both absolute and relative metrics	No share hedging or pledging activities.

On an annual basis:
i.We participate in executive compensation training via a 3rd party in order to keep current of compensation developments, shareholder's requirements, SEC reporting, etc.
ii.Perform a review of our outside compensation advisor's performance and vote on their appointment.

The Compensation and Human Capital Committee and its Role in Determining NEO Compensation
The Committee is responsible for the design and oversight of our executive compensation programs covering NEOs, including the CEO. All of the members of the Committee are independent, non-employee directors as defined by the rules of the NYSE. The Committee makes policy and strategic recommendations to the Board of Directors (Board) and has authority delegated from the Board to, among other things:

•Implement executive compensation decisions;
•Design the base compensation, incentive compensation and benefit programs for the NEOs;
•Assess and address any inherent risks in executive and employee compensation programs;
•Oversee the equity incentive plans; and
•Oversee the administration of our stock ownership guidelines.

The Committee met five times in 2025 and all meetings included an executive session during which management was not present. In addition, the Committee acted by written consent twice. Most compensation decisions are finalized in the first quarter of each fiscal year. The Committee charter, which sets forth the Committee's responsibilities on a more comprehensive basis, is available under the “Corporate Governance” tab at http://materion.com and is reviewed on an annual basis to ensure it continues to satisfy changing corporate governance requirements and expectations.

The Role of the Independent Compensation Consultant

The Committee relies on an independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook), as its independent compensation consultant. FW Cook assists in gathering and analyzing market data, advising the Committee on compensation standards and trends, and assisting in the implementation of policies and programs. FW Cook works with the Chief Executive Officer and the executive(s) responsible for Human Resources to provide such assistance to the Committee. FW Cook does not provide any other services to the Company. The Committee annually reviews the independence status of its advisors and determined that FW Cook has no conflicts of interest in its role as compensation consultant to the Committee. The Committee has sole authority to determine the compensation for and to terminate FW Cook’s services.

The Role of the Compensation and Human Capital Committee in Reviewing Talent Development and Retention

Talent development is a key imperative of the company and gets substantial focus from the Committee and the executive leadership team. The Company provides employees with wide-ranging development programs, opportunities, and paths to success, which empower them to realize their full potential. For example, Apprenticeship programs have been implemented globally at several large plant sites. In addition, other talent development programs include career ladders which provide structured growth opportunities and career development assignments for professional employees.

In addition to Talent Development programs, on an annual basis, the Committee, along with the full Board of Directors, review company pay practices, succession plans, and People and Culture initiatives of the company. These programs are vital to helping ensure that top talent is hired, nurtured and retained by the Company. Each of the NEOs, along with the core executive management team play an important role in the development of the Company’s talent pipeline.
The Role of Management in Providing Input on Executive Compensation to the Committee
Management provides periodic updates to the Committee regarding business performance and forecasts. Management also provides input on incentive compensation plan performance goals, based on the annual business plan approved by the Board. As noted above, the CEO provides base salary recommendations for his direct reports whose compensation is subject to Committee oversight.

How Compensation is Set: Peer Group Companies
For 2025, compensation determinations and assessments were made primarily against a comparison group of 21 public companies in related industries as selected by FW Cook and reviewed and approved by the Committee.

FW Cook reviews and updates the comparison group for continued suitability based on industry, company size, and transactional activity among the peers.. The Committee reviewed the peer group used to evaluate 2025 pay and made no changes. The Committee has chosen companies that are size appropriate and align with the strategic business transformation that Materion has been undertaking to an Advanced Materials Company with technology driven products and solutions that deliver strong profit margins. The comparison group is the same peer group intended for determining long-term incentive RTSR PRSU award compensation for awards granted in 2025.

Advanced Energy Industries, Inc.	Knowles Corporation
Balchem Corporation	Methode Electronics Inc.
Carpenter Technology Corp.	Minerals Technologies Inc.
CTS Corporation	OSI Systems, Inc.
Hexcel Corporation	Quaker Chemical Corporation
Element Solutions Inc.	Rogers Corporation
Fabrinet	Sensient Technologies
Ingevity Corporation	Penguin Solutions
Innospec Inc.	Standex International Corp.
Kennametal Inc.	Stepan Company
Viavi Solutions
We also rely on general industry third-party survey data when setting the terms of our compensation program. Survey data is size adjusted to reflect companies of similar size and scope. Survey information helps to confirm the validity and provide broader context to the peer group data, as well as provide data for positions where peer group data is not available from public filings with the SEC.

The median peer group data and the size-adjusted third-party survey data is used to set a targeted market median range for each compensation element. In making compensation decisions, the Committee generally targets individual NEO’s competitive positioning within the median range although . positioning may vary above or below the market median range due to the executive’s skills, experience in current role, tenure with the Company and individual performance.

Section III: Details and Analysis of the 2025 Executive Compensation Program
The following is an explanation and analysis of the 2025 compensation elements:
Base Salary
The Committee approved salary increases effective August 1, 2025, to improve the alignment with the competitive market and recognize past performance and future expected contributions.

	2024 Base Salary	2025 Base Salary	% Increase
Jugal K. Vijayvargiya	$970,000	$1,000,000	3.1%
Shelly M. Chadwick	512,000	532,500	4.0%
Gregory R. Chemnitz	486,400	505,900	4.0%

2025 Annual Incentive Plan (AIP)
Early in the year, the Board approved an annual operating plan that reflected our expectations for company performance during 2025. The annual operating plan called for a $4.4 million decrease in adjusted EBIT, a 1.2% decrease in value-added sales (VAS) growth and a target of simplified free cash flow (SFCF) to generate meaningful positive SFCF while also allowing for investment and working capital growth to support the growing business.

The Committee used the 2025 annual operating plan as the basis for 2025 AIP goals of adjusted EBIT, VAS growth, and SFCF. VAS growth is the amount equal to the Company’s sales minus the aggregate cost to the Company of the precious metals such as, gold, silver, platinum, palladium, copper, ruthenium, iridium, rhodium, rhenium, and osmium. SFCF is the amount equal to adjusted EBIT plus depreciation and amortization minus the change in working capital (accounts receivable, accounts payable and inventory) and capital investments. The adjusted EBIT, VAS growth, and SFCF goals accounted for 70%, 15%, and 15%, respectively, of each participating NEO's total target annual incentive opportunity.

The 2025 target annual incentive, as a percentage of base salary, for each participating NEO remained the same as 2022 for Mr.Vijayvargiya, 110%, Ms. Chadwick, 70% and Mr. Chemnitz, 56%.

Name	2025 AIP Performance Measures and Target Payout as a % of Salary
	Adjusted EBIT (70%)	VAS Growth (15%)	SFCF (15%)	Total AIP Target
Jugal K. Vijayvargiya	77.0%	16.5%	16.5%	110%
Shelly M. Chadwick	49.0%	10.5%	10.5%	70%
Gregory R. Chemnitz	39.2%	8.4%	8.4%	56%

Actual payouts can range from 0% of target awards for below-threshold results up to 200% of target awards at maximum levels and are determined on the basis of straight-line mathematical interpolation.

The table below shows the threshold, target and maximum performance goals for 2025 as well as actual results:

($ in millions)	2025 AIP Performance Goals and Results					Results
Performance Metric	Weighting	Threshold (Funds 25%)	Target (Funds 100%)	Maximum (Funds 200%)	2025 Actual Performance	% of Target Award Earned
Adjusted EBIT(1)	70.0%	$130.0	$156.0	$180.0	$115.9	0.0%
VAS	15.0%	$1,050.0	$1,105.0	$1,215.0	$1,046.2	0.0%
SFCF	15.0%	$80.0	$100.0	$120.0	$73.6	0.0%
					Total	0.0%
(1) Actual 2025 adjusted EBIT for incentive compensation purposes excludes the impact of non-recurring items which in 2025 were primarily related to restructuring and cost reductions, start up resources and scrap, business transformation costs as well as an Electronic Materials inventory adjustment. See Appendix B for a reconciliation of non-GAAP to GAAP financial measures.

The Company's adjusted EBIT, used for incentive compensation purposes, was $115.9 million in 2025, which was below target performance, resulting in a weighted earned payout of 0.00% of target for that portion of the award opportunity. VAS growth was $1,046.20, which was below target performance, resulting in a weighted earned payout of 0.00% of target for that portion of the award opportunity. SFCF was $73.6 million, which was below target performance, resulting in a weighted earned payout of 0.00% of target for that portion of the award opportunity.

The Committee aims for incentive compensation payouts to align with Materion's strategic priorities. While annual bonus payouts are entirely based on financial performance, the Committee retains discretion to reduce awards based on qualitative factors such as safety, sustainability, regulatory compliance, and risk management. If performance in an area falls short (e.g., significant safety incident, environmental non-compliance), payouts may be reduced. No such adjustment was made in 2025.

In 2025, participating NEOs earned total AIP awards at a 0.0% level. The table below shows the total 2025 AIP awards earned as a result of the adjusted EBIT, VAS growth, and SFCF performance compared to goals:

	AIP Target		AIP Payout as a % of Target	Total AIP Payout
Name	% Base Salary	$
Jugal K. Vijayvargiya	110%	$1,100,000	0%	$0
Shelly M. Chadwick	70%	372,750	0%	$0
Gregory R. Chemnitz	56%	283,304	0%	$0

The chart below shows the Externally reported adjusted EBIT Performance & AIP payout as a percentage of target to executives for each of the last five years.

Externally reported adj. EBIT Performance & AIP Payouts 2021 - 2025
AIP Payout
EBIT (in millions)
200
150
100
50
0
168%
127%
64%
31%
0%
99.4
142.6
156.1
152.5
149.2
2021
2022
2023
2024
2025

Long-term Incentive Equity-based Awards

General

Target LTI award values are determined based on consideration of market data, as well as the experience, responsibilities and performance of each executive. The outstanding equity grants currently held by each NEO are not taken into consideration in making new grants to that NEO.

LTI Award Vehicles and Grants Made in 2025

The LTI program for 2025 had four components and included:

•Stock Appreciation Rights (SARs), which are granted at fair market value and appreciate in value based on increases in our share price and, consequently, the capital appreciation achieved for shareholders. The SARs generally vest one-third on each of the first three anniversaries of the grant date, subject to the NEO's continued service with us on such date, and subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. The SARs have a term of seven years during which they can be exercised if vested and are settled (when exercised) in shares. The SARs will expire if not exercised prior to the end of the seven-year term.

•Restricted Stock Units (RSUs), which are designed for retention purposes and are earned by our NEOs based on the passage of time and continued employment. The RSUs generally vest one-third on each of the first three anniversaries of the grant date, subject to the NEO's continued service with us on such date, and are settled in shares, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. Ms. Chadwick's 2025 RSU grant was succeeded in August by a special grant in recognition of her contributions to Materion and for retention purposes, valued at $500,000, that will generally "cliff" vest on the third anniversary of the grant date.

•Performance-based Restricted Stock Units (RTSR PRSUs), which are tied to our Total Shareholder Return (TSR) over three years versus the TSR of our comparison group (identified above under "Peer Group Companies"). These awards are intended to align executive pay with long-term shareholder value creation and RTSR performance. RTSR PRSUs generally vest at the end of the performance period, contingent on the NEO still being employed with us on such date, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. Any earned RTSR PRSU awards are settled in stock. Award funding can range from 0% to 200% of target levels, based on our three-year TSR positioning relative to comparison group as shown in the table below:

Performance Level	Three-Year RTSR vs. Comparison Group	% of Target RTSR PRSUs Earned
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	80th Percentile	200%

•Performance-based Restricted Stock Units (ROIC PRSUs), are tied to our average ROIC for 2025, 2026 and 2027. These ROIC PRSU awards are intended to further align executive pay with Company performance over a multi-year period, as measured by ROIC, which we believe correlates with long-term shareholder value creation. ROIC PRSUs generally vest at the end of the performance period, contingent on the NEO still being employed with us on such date, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. Any earned ROIC PRSUs are settled in stock. Award funding can range from 0% to 200% of target levels, as shown in the table below:

Performance Level	ROIC	% of Target ROIC PRSUs Earned
Below Threshold	Below 9.6%	0%
Threshold	At 9.6%	50%
Target	At 10.6%	100%
Maximum	11.7% or greater	200%

The target long-term incentive vehicle mix approved for fiscal year 2025 grants is shown in the following chart:

For both RTSR PRSU and ROIC PRSU awards, funding levels for results in between designated performance levels will be determined using straight-line mathematical interpolation. The actual value of these awards will be based on the number of shares earned, if any, and our corresponding stock price at the time of settlement. No dividend equivalents will be paid on any unearned PRSUs.

The table below shows the various equity grants in 2025 and their associated grant date fair values for the NEOs:

Name	2025 Equity Grants (# of shares)				2025 Equity Grants (Grant Date Fair Values)				Total Grant Date Fair Value
	SARs	RTSR PRSUs	ROIC PRSUs	RSUs (1)	SARs	RTSR PRSUs	ROIC PRSUs	RSUs (1)
Jugal K. Vijayvargiya	29,621	10,039	10,039	10,039	$779,921	$1,206,086	$877,007	$877,007	$3,740,021
Shelly M. Chadwick	6,517	2,209	2,209	9,113	$171,593	$265,389	$192,978	$885,853	$1,515,813
Gregory R. Chemnitz	3,051	1,034	1,034	2,068	$80,333	$124,225	$90,330	$180,660	$475,548

(1) For Ms. Chadwick, amounts in this column include an award of 4,417 RSUs made as part of her regular annual grant and 4,696 RSUs made as a special grant in 2025 (as described above).

Grant date fair values shown above for SARs reflect the Company's fair value assumptions, and are calculated using the Black-Scholes pricing model, which is used for accounting expense recognition purposes.

The Committee is solely responsible for granting equity awards. The awards traditionally are granted in early March after the Company's annual earnings have been announced. Equity grants for 2025 were made to Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz on March 1, 2025. Regular equity grant target award values are based on a dollar value for Mr. Vijayvargiya $4,000,000, Ms. Chadwick $1,100,000 and Mr. Chemnitz $515,000.

The Committee has adopted Stock Award Administrative Procedure Guidelines related to the various forms of equity grants designed to formalize the process of establishing the date of grant, grant prices at fair market value, and other administrative practices appropriate for equity grants to executives. There is no relationship between the timing of the granting of awards and our release of material non-public information, and under the Company’s policies and practices, the Committee has identified a fixed date of March 1 upon which annual grants will generally be made. SARs (including those granted to our NEOs) are generally approved as part of annual award opportunities at a regularly scheduled Committee meeting during February of each year, and are granted on the following March 1. All such SARs are generally granted under our shareholder-approved plan and with an exercise price equal to the closing market price of the Company’s common shares on the date of grant. As a general matter, the Committee does not take material nonpublic information into account when determining the timing and terms of such SARs awards. Due to the grant timing described above, grants are made generally during open trading windows. This grant timing is used to provide for a routine and regular grant practice regarding all employees’ SARs, and in order to make sure that material nonpublic information is not a factor in decisions about the timing or size of SARs grants. To minimize the impact of daily stock price volatility, equity grant calculations are based on our average closing stock price for the last full month ending at least ten business days prior to the grant date. Equity grant levels shown above were based on our average closing stock price in January 2025 of $99.61, which differs from the grant date fair values for such awards. In 2025, the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation, and the Company did not grant SARs to any NEO during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material nonpublic information.

Under the terms of the LTI awards, our NEOs are required to forfeit outstanding awards and pay back any amounts realized from equity grants if they engage in activity deemed to be detrimental to the Company, as defined in the applicable equity award agreements. Any gains on equity grants are also subject to our clawback policies.

Grants Made in 2023 and Payout of 2023 PRSUs
The performance period for the PRSUs granted in 2023 (RTSR and ROIC) ended on December 31, 2025. Award funding for RTSR PRSUs was based on our three-year TSR positioning relative to a peer group (as listed in the Proxy Statement filed in 2024) as follows: performance below the 25th percentile would fund 0% of the target award; performance at the 25th percentile would fund 50% of the target award; performance at the 50th percentile would fund 100% of the target award; and performance at or above the 80th percentile would fund 200% of the target award. Funding levels for results between the designated performance levels were determined using straight-line mathematical interpolation. Our three-year TSR positioning relative to our peer group for the 2023 RTSR PRSUs was at the 89th percentile, resulting in an award payout equal to 200.0% of target award opportunity. Award funding for ROIC PRSUs ranged from 0% to 200% of target as follows: performance of 10.2% ROIC would fund 50% of the target award; performance of 12.8% ROIC would fund 100% of the target award; and performance at or above 15.4% ROIC would fund 200% of the target award. No PRSUs would be earned for performance below the threshold level of 10.2% ROIC. Funding levels for results in between designated performance levels were determined using straight-line mathematical interpolation. Our ROIC as measured by our average ROIC for 2023, 2024 and 2025 was 9.3% resulting in an award payout equal to 0.0% of target award opportunity for the 2023 ROIC PRSUs. For the PRSUs, Mr. Vijayvargiya earned 16,668 units, Ms. Chadwick earned 3,554 units and Mr. Chemnitz earned 2,196 units. All amounts include earned share dividend equivalents.

The table below shows the performance unit payout history over the last five years.

Grant Date	Three Year Performance Period	Actual Payout % - Combined	Percentile Rank - RTSR
2023	2023 - 2025	100.0%	88.6%
2022	2022 - 2024	90.0%	57.8%
2021	2021 - 2023	149.0%	78.0%
2020	2020 - 2022	111.0%	71.5%
2019	2019 - 2021	130.0%	67.7%

Other Policies, Practices and Guidelines
Severance Agreements
Mr. Vijayvargiya and Ms. Chadwick are party to a Severance Agreement that provides 18 months and 12 months, respectively, of severance benefits in the event of an involuntary termination of employment by the Company, other than for cause (as defined in the Severance Agreement) or due to death or disability (or due to certain resignations as described in the Severance Agreement). Mr. Chemnitz is also a party to a Severance Agreement providing for severance benefits in other specified circumstances, as described below. These Severance Agreements were adopted to help retain top level executives.

The Severance Agreements provide Mr. Vijayvargiya, Ms. Chadwick, and Mr. Chemnitz with benefits upon certain qualifying terminations of employment following a change in control. The triggering events for a change in control are described in the section entitled “Potential Payments Upon Termination or Change in Control” below and were designed to be competitive and reasonable based primarily on advice from legal counsel as well as the experience of our directors. If Ms. Chadwick or Mr. Vijayvargiya resign for “good reason” (as described in the Severance Agreement), or their employment is (or was) terminated by the Company for reasons other than for cause, in either case, during the two-year period following a change in control (or due to death or disability), the Severance Agreement generally provides for two years of severance benefits. Under the same circumstances, Mr. Chemnitz will receive essentially three years of severance benefits. The potential severance benefits for Mr. Vijayvargiya. Ms. Chadwick and Mr. Chemnitz are described below under “Potential Payments Upon Termination or Change in Control”.

None of the Severance Agreements provides for any excise tax "gross-up" provisions for the “parachute tax” under Code Section 280G. The Committee has confirmed its intent not to enter into any new Severance Agreements that include such a provision.

The Committee believes the Severance Agreements are an important part of the competitive executive compensation package because they help ensure the continuity and stability of executive management and provide protection to the NEOs. The Committee also believes the Severance Agreements reduce the NEOs' interest in working against a potential change in control and help to minimize interruptions in business operations by reducing any concerns they have of being terminated prematurely and without cause during an ownership transition. The Company benefits from these agreements in that in exchange for the protections offered, each NEO agrees to:

•Refrain from competing while employed and for two years after a termination of employment;
•Refrain from soliciting any employees, agents or consultants to terminate their relationship with us;
•Protect our confidential information; and
•Assign to the Company any intellectual property rights to any discoveries, inventions or improvements made while employed by us and within two years (one year for Mr. Chemnitz) after employment terminates.

Materion Non-CIC Severance Policy
Mr. Chemnitz is eligible for 12 months of severance benefits in the event of an involuntary termination of employment by the Company, other than for cause or due to death or disability. The triggering events for an involuntary termination are described in the section entitled “Potential Payments Upon Termination or Change in Control” below and were designed to be competitive and reasonable based primarily on advice from FW Cook, legal counsel and the experience of our directors.
Retirement Benefits
We provide retirement and deferred compensation benefits to our NEOs under certain Company plans and arrangements, including the:
•Materion Corporation Pension Plan (Pension Plan);
•Materion Corporation Supplemental Retirement Benefit Plan (SRBP);
•Materion Corporation Retirement Savings Plan (401(k) Plan); and
•Materion Corporation Executive Deferred Compensation Plan (MEDCP).

Prior to 2011, we provided special awards under a plan (further described below in connection with the SRBP) that was designed to supplement the retirement benefits provided under the Pension Plan for participating NEOs. These special awards were eliminated at the end of 2010, with the SRBP assuming the same role beginning in 2011. The Committee believes each of these programs is necessary from a competitive standpoint (because many companies with whom we compete for talent offer similar retirement benefits) and for retention purposes.

Pension Plan
The Pension Plan is a tax-qualified defined benefit pension plan that provides retirement compensation to approximately 22% of our U.S. employees. Mr. Chemnitz is the only NEO that participates in the Pension Plan, as this plan was closed to new employees hired after May 25, 2012. Before June 1, 2005, the benefit formula under the Pension Plan was 50% of the final average earnings over the highest five consecutive years minus 50% of the annual Social Security benefit, with the result prorated for service of less than 35 years. Effective as of May 31, 2005, we froze the benefit under the prior formula for all employees. Mr. Chemnitz did not earn a benefit under this formula.

In 2015, the Board amended the Pension Plan effective January 1, 2016, to allow participants to elect a lump sum payment, limited to $100,000, following termination in lieu of a future annuity.

Effective December 31, 2019, we froze accruals under the Pension Plan for all employees and enhanced the 401(k) Plan for all participants to provide a matching contribution of $1.00 for each dollar contributed up to 4% of compensation deferred by the participant and an annual non-elective contribution based on total cash compensation and the participant’s age, both subject to applicable annual Code limitations.

The Code limitations associated with the Pension Plan are considered by the Committee in determining amounts intended to supplement retirement income for Mr. Chemnitz, such as the SRBP and the MEDCP described below. The benefit accumulated under the Pension Plan does not affect any other element of compensation for Mr. Chemnitz, except to the extent it is included in the calculation of payments that may be paid upon a change in control or other potential severance payments, as described below in “Potential Payments Upon Termination or Change in Control”.

SRBP
The Committee and the Board approved the SRBP and it became effective in September 2011. The SRBP is an unfunded, non-qualified deferred compensation plan that provides retirement benefits for a select group of management or highly compensated employees to supplement the pension benefits paid to them from the Pension Plan.

Through 2010, the Committee made special awards to participating NEOs to provide supplemental retirement compensation because of the limitations imposed under the Code, which place caps on the amount of eligible compensation used for purposes of determining benefit amounts under the Pension Plan. Special awards were current, taxable annual payments made to participating NEOs to take the place of a traditional supplemental executive retirement plan. The Committee elected to replace the special awards with the SRBP because the circumstances that gave rise to the special awards concept have changed and become more favorable to the use of a traditional supplemental executive retirement plan. In 2025, Mr. Chemnitz was the only member of senior management who participated in the SRBP before the Pension Plan was closed to new hires on May 25, 2012. Mr. Chemnitz was named as a participant in the SRBP in 2012, with all service included since his hire date in September 2007. Since Mr. Chemnitz did not receive any special awards, his Offset Amount (as explained below) is zero.

Mr. Chemnitz's benefit under the SRBP will be the amount of his “Prevented Benefits” (as described below), reduced by his designated “Offset Amount” (in other words, the total amount that was paid to him in prior years as special award payments), as set forth in the SRBP. Mr. Chemnitz's interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to Mr. Chemnitz in a single sum payment on or about the first day of the third month next following the date of his separation from service, or in certain cases as necessitated by Section 409A of the Code, the first business day of the month that is at least six months after his separation from service.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to Mr. Chemnitz under the Pension Plan and the regular pension benefits that would be so payable to him under the Pension Plan if such benefits were determined based on the inclusion of any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with an employer and without regard to limitations on covered compensation and benefit amounts imposed by the Code and taking into account any special calculation provisions for him as set forth on Schedule I to the SRBP.

Consistent with the Pension Plan, effective December 31, 2019, we froze accruals under the SRBP for all participants.
401(k) Plan
The 401(k) Plan is a tax-qualified defined contribution plan. All of the NEOs participate in this plan, which we offer as part of a competitive total compensation package. The 401(k) Plan provides the NEOs and all other eligible employees with the opportunity to defer eligible compensation (on a pre-tax basis) up to specified limits imposed by the Code. In 2025, we made a matching contribution to each participant of $1.00 for each dollar contributed up to 4% of compensation deferred by the participant, and an annual non-elective contribution based on total cash compensation and the participant’s age, both subject to applicable annual Code limitations.

MEDCP
The MEDCP, which is described below in the section entitled “2025 Non-qualified Deferred Compensation,” provides an opportunity for the NEOs to defer a portion of their compensation and represents an element of what we consider a competitive total compensation package for the NEOs.

Health and Welfare Benefits
The NEOs participate in group life, health and disability programs on the same terms as provided to all salaried employees.

Perquisites
Except for periodic executive physicals, which the Committee views as an element of a competitive total compensation package, no perquisites or personal benefits are provided to the NEOs.

Accounting and Tax Effects
Section 162(m) of the Code generally disallows a federal income tax deduction to public companies like Materion for compensation in excess of $1 million paid to certain current or former executive officers. In making its compensation decisions, the Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent needed to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Stock Ownership Guidelines
The Committee maintains mandatory stock ownership guidelines for executive officers, including our NEOs. The stock ownership guidelines require our covered NEOs to own qualifying shares with targeted values equal to six times base salary for Mr. Vijayvargiya, three times base salary for Ms. Chadwick and equal to base salary for Mr. Chemnitz.

The Committee also maintains stock ownership guidelines for all non-employee directors, requiring them to own qualifying shares with targeted values equal to six times their annual board cash retainer. These guidelines were established by the Committee to promote long-term stock ownership and further align executive and shareholder interests. Executives, including covered NEOs, and non-employee directors, have five years, from the time they are first subject to these guidelines, to achieve targeted ownership levels. The stock ownership guidelines for executive officers and non-employee directors are available under the "Corporate Governance" tab at http://materion.com.

Until guidelines are met, executive officers, including our covered NEOs and non-employee directors are subject to holding requirements as outlined below:

Position	Retention Ratio
Chief Executive Officer and Non-employee Directors	75% of net shares acquired under equity awards will be held until the applicable guideline has been achieved.
Other NEOs	50% of net shares acquired under equity awards will be held until the applicable guideline has been achieved.

Shares that count towards ownership requirements include common shares held directly or indirectly, shares in employee benefit plans, and the after-tax value of unvested time-based RSUs. Unvested PRSUs, vested/unexercised SARs, and unvested SARs do not count toward ownership requirements. Qualifying shares are valued based on our average closing stock price for the last twenty trading days of each year. Once the required ownership level is met as of any annual measurement date, an executive is deemed to be in ongoing compliance with the guidelines as long as he or she continues to own at least the same number of qualifying shares as when the guideline was originally achieved. If an executive fails to achieve the guidelines within the designated five-year compliance period, the Committee has the discretion to take any action deemed appropriate. As of December 31, 2025, all covered NEOs met the ownership guidelines. All non-employee directors have met the ownership guidelines and all non-employee directors who have been directors for at least one year own Company stock.

Anti-hedging/Pledging
Under our Directors, Officers & Key Employees Insider Trading Policy, we prohibit executive officers, directors, and certain other key employees from purchasing any financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, that is designed to hedge or offset any decrease in the market value of Company securities. The policy also prohibits insiders from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Insider Trading Policies
We have adopted insider trading policies and procedures applicable to our executive officers, directors and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the New York Stock Exchange standards. Copies of our Directors, Officers & Key Employees Insider Trading Policy and our Insider Trading Policy are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2025.

Clawback Policy
The Company maintains and operates a Compensation Clawback Policy for the company to comply with both the new clawback listing standards of the New York Stock Exchange and rules and regulations promulgated by the U.S. Securities and Exchange Commission. This policy is in addition to the clawback provisions contained in our equity award agreements that require awardees to forfeit outstanding awards and pay back any amounts from equity grants if they engage in certain activity deemed to be detrimental to the Company. The Committee recognizes that maintaining a clawback policy represents an important protection for shareholders and is an important component of strong corporate governance.

The Compensation Clawback Policy provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Compensation Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, the Company may utilize a broad range of recoupment methods under the Compensation Clawback Policy for mandatory accounting restatement clawbacks. The Compensation Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Compensation Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code of 1986, as amended, and applicable regulations. Operation of the mandatory accounting restatement provisions of the Compensation Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

In connection with the adoption of the Compensation Clawback Policy, the Board amended and revised in its entirety the Company’s predecessor 2011 Clawback Policy, as amended and restated, in the form of the Supplemental Clawback Policy. The Supplemental Clawback Policy operates, effective October 2, 2023, separate and distinct from (but in addition to) the Compensation Clawback Policy. In general, under the Supplemental Clawback Policy, if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws, we will use all reasonable efforts to recover, from persons currently or formerly covered by the policy (the Company’s executive and Section 16 officers, and the Company’s executive staff as identified by the Committee, including the NEOs, as described in the policy), excess incentive-based compensation to the extent that such persons, in our determination, willfully committed an act of fraud, dishonesty or recklessness regarding their duties that contributed to such noncompliance (“Misconduct”). For these purposes, excess incentive-based compensation means any incentive-based compensation (for example, annual incentives, performance-based equity awards, and other incentive compensation as described in the policy) paid or granted by us to such persons after 2010 in excess of what they should have been paid or granted had our financial statements been correct in the first place. For certain equity awards not subject to the Supplemental Clawback Policy, if any covered officer engages in Misconduct in connection with such a restatement, the Committee may determine that clawback pursuant to the detrimental conduct provisions of such awards may also be carried out. There shall be no duplication of recovery under the Compensation Clawback Policy and the Supplemental Clawback Policy.

Compensation Policies and Practices - Risk Management
In setting compensation, the Committee considers the risks to Materion's shareholders and to the achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives' compensation is performance-based and “at-risk,” we believe our executive and employee compensation plans, policies and programs, are appropriately structured and are not reasonably likely to result in a material adverse effect on the Company.

In its review, the Committee noted that:

•Incentive plans provide for balance in that performance measures and goals are tied to the Company's strategic objectives, achievable financial performance centered on the Company's expectations, relative performance against a peer group of companies and specific individual goals;

•A significant portion of variable compensation is delivered in equity (SARs, PRSUs and RSUs) with multi-year vesting. The Company believes that equity compensation helps reduce compensation risk by balancing financial or strategic goals against any other factors management may take into consideration to promote long-term shareholder value;

•Materion has structured incentive plans that provide appropriate upside opportunity while minimizing incentives for management to pursue short-term financial performance at the expense of long-term shareholder value;

•The Company has adopted stock ownership guidelines that include share retention requirements until guidelines are met, to encourage a focus on long-term growth rather than short-term gains;

•The Company extended the scope of its Clawback Policy to recoup from culpable NEOs any gains that are later found to be based on erroneous financial statements; and

•NEO Tally Sheets, summarizing annual compensation, benefits, stock gains, accumulated wealth and contingent awards and benefits are reviewed by the Committee annually.

In addition, under the guidance of FW Cook, the Company conducted a comprehensive risk assessment of its 2025 incentive plans. The assessment results, as reviewed by the Committee, indicated that from a compensation risk perspective, there were no significant risk areas. The two incentive plans in which the NEOs participate (in other words, the AIP and LTIP) were considered "low risk" and well-aligned with sound compensation design principles that provide a balanced approach for delivering incentives at various levels of performance.
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2025.
The foregoing report has been furnished by the Compensation and Human Capital Committee of the Board.

Craig S. Shular (Chairperson)
Vinod M. Khilnani
Darlene J. S. Solomon
Patrick Prevost

Notwithstanding anything to the contrary as set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

2025 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our Chief Executive Officer and our other NEOs who served during the fiscal year ended December 31, 2025:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Jugal K. Vijayvargiya	2025	982,693	—	2,960,100	779,921	—	—	72,188	4,794,902
President and Chief	2024	944,039	—	3,470,929	973,071	335,358	—	135,085	5,858,482
Executive Officer	2023	881,731	—	3,350,228	973,351	650,793	—	115,761	5,971,864
Shelly M. Chadwick	2025	520,673	—	1,344,220	171,593	—	—	34,699	2,071,185
Vice President, Finance and	2024	495,270	—	976,862	211,932	112,645	—	60,902	1,857,611
Chief Financial Officer	2023	469,731	—	1,113,303	207,630	216,249	—	42,075	2,048,988
Gregory R. Chemnitz	2025	494,650	—	395,215	80,333	—	42,824	27,302	1,040,324
Vice President, General	2024	478,185	—	513,318	111,365	85,610	—	42,517	1,230,995
Counsel and Secretary	2023	461,683	—	565,177	128,501	169,117	38,861	43,799	1,407,138

(1)For 2025, "Salary" includes deferred compensation under the 401(k) Plan in the amount of $31,830 for Ms. Chadwick, and $30,306 for Mr. Chemnitz.
(2)The amounts reported in this column for 2025 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for RSUs and based on probable outcome, for the RTSR and ROIC PRSUs granted during 2025, for each NEO. Assuming the highest level of achievement of the performance conditions to which the PRSUs are subject, the grant date fair value of the PRSUs paid in common stock would be: Mr. Vijayvargiya, $4,166,185, Ms. Chadwick,$916,735 and Mr. Chemnitz, $429,110. See the "2025 Grants of Plan-based Awards" table in this proxy statement for more information on awards granted in 2025.
(3)The amounts reported in this column for 2025 reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for SARs granted to each applicable NEO during 2025. See Note R to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions used in calculating the fair value. See the “2025 Grants of Plan-based Awards” table in this proxy statement for more information on awards made in 2025.
(4)The amounts in this column for 2025 represent the payments made to the NEOs under the AIP.
(5)The amounts in this column for 2025 represent the aggregate change in the actuarial present value of the accumulated benefit under the Pension Plan and SRBP as otherwise discussed in this proxy statement. There were no preferential or above market earnings during 2025 under the MEDCP plan. The amounts for the change in the pension and SRBP values are as follows:

Name	Pension Plan	SRBP	Total
Gregory R. Chemnitz	$17,080	$25,744	$42,824

(6)For Mr. Vijayvargiya, “All Other Compensation” for 2025 includes Company match in the 401(k) Plan ($13,993), group life insurance premiums, an employer contribution to the MEDCP (31,426) and dividend equivalents on equity awards ($23,723). For Ms. Chadwick, “All Other Compensation” for 2025 includes Company match in the 401(k) Plan ($13,467), group life insurance premiums, an employer contribution to the MEDCP ($8,246) and the Company contribution to a Health Savings Account and dividend equivalents on equity awards ($6,566). For Mr. Chemnitz, “All Other Compensation” for 2025 includes Company match in the 401(k) Plan ($9,593) group life insurance premiums, an employer contribution to the MEDCP ($7,558), the Company contribution to a Health Savings Account and dividend equivalents on equity awards ($5,864).

2025 GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Type of Grant	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maxi- mum (#)
Jugal K.	AIP		41,250	1,100,000	2,200,000	—	—	—	—	—	—	—
Vijayvargiya	PRSUs (RTSR)	3/1/2025	—	—	—	5,020	10,039	20,078	—	—	—	1,206,086
	PRSUs (ROIC)	3/1/2025	—	—	—	5,020	10,039	20,078	—	—	—	877,007
	RSUs	3/1/2025	—	—	—	—	—	—	10,039	—	—	877,007
	SARs	3/1/2025	—	—	—	—	—	—	—	29,621	87.36	779,921
Shelly M.	AIP		13,978	372,750	745,500	—	—	—	—	—	—	—
Chadwick	PRSUs (RTSR)	3/1/2025	—	—	—	1,105	2,209	4,418	—	—	—	265,389
	PRSUs (ROIC)	3/1/2025	—	—	—	1,105	2,209	4,418	—	—	—	192,978
	RSUs	3/1/2025	—	—	—	—	—	—	4,417	—	—	385,869
	SARs	3/1/2025	—	—	—	—	—	—		6,517	87.36	171,593
	RSUs	8/8/2025	—	—	—	—	—	—	4,696	—	—	499,984
Gregory R.	AIP		10,624	283,304	566,608	—	—	—	—	—	—	—
Chemnitz	PRSUs (RTSR)	3/1/2025	—	—	—	517	1,034	2,068	—	—	—	124,225
	PRSUs (ROIC)	3/1/2025	—	—	—	517	1,034	2,068	—	—	—	90,330
	RSUs	3/1/2025	—	—	—	—	—	—	2,068	—	—	180,660
	SARs	3/1/2025	—	—	—	—	—	—	—	3,051	87.36	80,333

(1)These columns show the RTSR and ROIC PRSUs that were granted in 2025. The first referenced award of PRSUs will be earned based on the degree of achievement of RTSR goals during the March 2025- February 2028 performance period and the second referenced award of PRSUs will be earned based on the degree of achievement of ROIC goals during the 2025-2027 performance period. Any earned awards will be settled in common shares and will vest at the end of their respective performance periods provided these executives are continuously employed throughout the performance periods, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.
(2)This column shows the time-based RSUs that were granted in 2025. These RSUs will vest one-third on each of the first three anniversaries of the grant date, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. However, Ms. Chadwick's additional August 8, 2025 special grant of 4,696 RSUs will generally "cliff" vest three years from the date of grant.
(3)This column shows the SARs that were granted in 2025. One-third of the SARs vest and become exercisable on each of the first three anniversary dates measured from March 1, 2025 provided these executives are continuously employed three years from the date of grant, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.
(4)The amounts reported in this column reflect the aggregate grant date fair value as computed in accordance with FASB ASC Topic 718 for SARs and RSUs, and the fair value is based on the probable outcome for PRSUs. See Note R to the Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2025 for the assumptions used in calculating fair values.

Executive Employment Arrangements
None of the NEOs have an employment agreement. However, each NEO has a Severance Agreement that provides the executive with severance benefits upon involuntary termination, or termination for good reason, as described in the agreement, as a result of a change in control and, Mr. Vijayvargiya and Ms. Chadwick, will receive severance benefits (18 and 24 months, respectively) in the event of certain involuntary terminations in the absence of a change in control. Mr. Chemnitz's Severance Agreement does not include severance for an involuntary termination in the absence of a change of control; however, he is eligible for 12 months of severance benefits under the Materion Non-CIC Severance Policy. Discussion of the payouts provided for various termination situations is set forth in the section “Potential Payments Upon Termination or Change in Control” below.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jugal K. Vijayvargiya	32,122	—	58.30	2/22/2026	—	—	—	—
	28,071	—	50.95	2/19/2027	—	—	—	—
	24,594	—	68.82	2/17/2028	—	—	—	—
	21,045	—	80.85	3/1/2029	—	—	—	—
	15,351	7,676	113.28	3/1/2030	—	—	—	—
	6,428	12,856	135.58	3/1/2031	—	—	—	—
	—	29,621	87.36	3/1/2032
	—	—	—	—	17,894	2,224,582
	—	—	—	—			35,258	4,383,275
	127,611	50,153
Shelly M. Chadwick	5,785	—	68.82	2/17/2028	—	—	—	—
	4,911	—	80.85	3/1/2029	—	—	—	—
	3,274	1,638	113.28	3/1/2030	—	—	—	—
	1,400	2,800	135.58	3/1/2031	—	—	—	—
	—	6,517	87.36	3/1/2032
	—	—	—	—	14,314	1,779,516
	—	—	—	—	—	—	7,724	960,248
	15,370	10,955
Gregory R. Chemnitz	2,026	1,014	113.28	3/1/2030	—	—	—	—
	735	1,472	135.58	3/1/2031	—	—	—	—
		3,051	87.36	3/1/2032	—	—	—	—
	—	—	—	—	3,961	492,432	—	—
	—	—	—	—	—	—	3,804	472,913
	2,761	5,537
(1)These amounts represent (from top to bottom for each NEO) the SARs that were granted February 22, 2019 and February 19, 2020 for Mr. Vijayvargiya (generally one-third vest on each anniversary of the grant date) and February 17, 2021, March 1, 2022, March 1, 2023, March 1, 2024, and March 1, 2025 for Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz (generally one-third vest on each anniversary of the grant date). The SARs were granted seven years prior to their expiration date.
(2)Time-based RSUs will generally vest one-third on each anniversary of the grant date for Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz and are subject to forfeiture if these executives are not employed on the respective vesting date for each grant, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”. However, the additional RSUs granted to Ms. Chadwick on August 8, 2025 will generally "cliff" vest on the third anniversary of the grant date. All amounts in the table above include earned share dividend equivalents. Time-based RSUs were granted to Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz in 2023, 2024 and 2025 as follows:

Name	3/01/23 Grant (#)	3/01/24 Grant (#)	3/01/25 Grant (#)	8/08/25 Grant (#)
Jugal K. Vijayvargiya	8,219	7,479	10,039	—
Shelly M. Chadwick	5,273	3,258	4,417	4,696
Gregory R. Chemnitz	2,170	1,712	2,068	—
(3)The market value of shares shown above were based on the December 31, 2025 closing stock price of $124.32.
(4)PRSUs were granted to Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz on March 1, 2024 and March 1, 2025. All amounts in the table above include earned share dividend equivalents. The RTSR PRSUs will be earned based on our RTSR performance over three years versus industry peers and the ROIC PRSUs will be earned based on our ROIC performance over three years. PRSU grants settle entirely in shares.

	3/1/2024 PRSU Grant @ Target			3/1/2025 PRSU Grant @ Target			Total PRSUs @ Target
Name	RTSR	ROIC	Total	RTSR	ROIC	Total
Jugal K. Vijayvargiya	7,479	7,479	14,958	10,039	10,039	20,078	35,036
Shelly M. Chadwick	1,629	1,629	3,258	2,209	2,209	4,418	7,676
Gregory R. Chemnitz	856	856	1,712	1,034	1,034	2,068	3,780

2025 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jugal K. Vijayvargiya	—	—	20,205	1,765,157
Shelly M. Chadwick	—	—	6,292	549,683
Gregory R. Chemnitz	3,713	137,159	4,707	411,215

2025 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jugal K. Vijayvargiya	Materion Corporation Pension Plan	—	—	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Shelly M. Chadwick	Materion Corporation Pension Plan	—	—	—
	Materion Corporation Supplemental Retirement Benefit Plan	—	—	—
Gregory R. Chemnitz (1)	Materion Corporation Pension Plan	12	408,407	—
	Materion Corporation Supplemental Retirement Benefit Plan	12	612,916	—
(1) -The years of service shown in the table for Mr. Chemnitz represent his service while eligible for participation in the applicable plans. The actual years of service for Mr. Chemnitz as of December 31, 2025 was 18.
Assumptions:
•Measurement Date: December 31, 2025
•Interest Rate for Present Value: 5.47% for Pension Plan and 5.47% for Supplemental Retirement Benefit Plan (SRBP)

•Mortality (Pre-commencement): None
•Mortality Pension Plan (Post-commencement): PRI-2012 Non-Disabled Annuitant Mortality Table for males projected generationally using Scale MP-2020 starting from 2012 (the base year of the PRI-2012 study)
•Mortality SRBP (Post-commencement): The table prescribed by the IRS for minimum lump sum purposes for plan years beginning in 2026 (a version of RP-2014, with static projection to future years using scale MP-2021 improvement)
•Withdrawal and disability rates: None
•Retirement rates: None prior to age 65
•Normal Retirement Age: Age 65
•Accumulated benefit is calculated based on credited service at the end of 2019 (the date accruals under both plans were frozen)
•All results shown are estimates only; actual benefits will be based on data, pay and service at time of retirement

The Pension Plan (qualified pension plan) is a defined benefit plan under which Mr. Chemnitz accrued benefits through December 31, 2019.

Beginning June 1, 2005, the qualified pension plan formula was changed to 1% of each year’s earnings. Mr. Chemnitz was hired on September 17, 2007. His retirement benefits will be equal to 1% of each year’s earnings. Effective as of the close of business on May 25, 2012, the qualified pension plan was closed to new entrants. Mr. Vijayvargiya and Ms. Chadwick do not participate in the qualified pension plan. Effective December 31, 2019, all accruals were frozen under the qualified pension plan.

The “2025 Pension Benefits” table shows for Mr. Chemnitz the number of years of credited service, present value of accumulated benefit and payments during the last fiscal year under the qualified pension plan. We do not sponsor any other qualified defined benefit plan that provides benefits to Mr. Chemnitz. We also sponsor a non-qualified defined benefit plan that provides benefits to Mr. Chemnitz. See the section entitled “Supplemental Retirement Benefit Plan (SRBP)” for more information. Mr. Vijayvargiya and Ms. Chadwick do not participate in the SRBP.

The “Present Value of Accumulated Benefit” is the lump-sum value as of December 31, 2025 of the annual pension benefit that was earned as of December 31, 2025 that would be payable under the qualified pension plan for Mr. Chemnitz for life beginning at his normal retirement age. The normal retirement age is defined as age 65 in the qualified pension plan. Certain assumptions were used to determine the lump-sum value and to determine the annual pension that is payable beginning at normal retirement age. Those assumptions are described immediately following the “2025 Pension Benefits” table.

If the participant terminates employment before completing ten years of service, the annuity may not commence prior to age 65. If the participant terminates employment after completing ten years of service, the annuity may commence as early as age 55 and is reduced 6.67% per year between ages 60 and 65 and 3.33% per year between ages 55 and 60 based on the participant’s age at commencement, if the benefit commences prior to normal retirement age. An unreduced benefit is available commencing at age 62 for those participants who terminate after age 55 with at least 30 years of service. At year-end 2025, Mr. Chemnitz had attained normal retirement eligibility.

Benefits provided under the qualified pension plan are based on compensation up to a compensation limit under the Code (which was $280,000 in 2019). In addition, benefits provided under the qualified pension plan may not exceed a benefit limit under the Code (which was $280,000 payable as a single life annuity beginning at normal retirement age in 2025).

Compensation is generally equal to the total amount that is included in income (such as regular base salary, incentive compensation under any form of incentive compensation plan, sales commissions and performance-restricted shares of stock at the time these shares are included in the participant’s gross income for Federal income tax purposes), plus salary reduction amounts under sections 125 and 401(k) of the Code. The annual salary and bonus for 2025, for Mr. Chemnitz is indicated in the “2025 Summary Compensation Table.”

A participant’s years of credited service are based on the years an employee participates in the qualified pension plan. The years of credited service for Mr. Chemnitz is based on his service while eligible for participation in the qualified pension plan.

Mr. Chemnitz is eligible only to have his benefits payable in the form of an annuity with monthly benefit payments.

The qualified pension plan was designed to provide tax-qualified pension benefits for some of our employees. Benefits under the qualified pension plan are funded by an irrevocable tax-exempt trust. Mr. Chemnitz’s benefits under the qualified pension plan are payable from the assets held by the tax-exempt trust.
Supplemental Retirement Benefit Plan (SRBP)

Adopted effective September 13, 2011, the SRBP is an unfunded, non-qualified deferred compensation plan that provides benefits for a select group of management or highly compensated employees named in the SRBP document in order to supplement the pension benefits paid to them from the Pension Plan.

Mr. Vijayvargiya and Ms.Chadwick do not participate in the SRBP. Mr. Chemnitz was named as a participant in the SRBP effective December 2012 with all service included since his hire date in September 2007. The participant’s interest in benefits payable under the SRBP will be vested and non-forfeitable to the same extent and in the same manner as benefits are vested and non-forfeitable under the Pension Plan. The benefits payable under the SRBP will be paid to the participant in a single sum payment on or about the first day of the third month (or, in certain cases as necessitated by tax law provisions, the sixth month) following the date of his separation from service.

“Prevented Benefits” for purposes of the SRBP means the difference, expressed as a single sum, between the regular pension benefits payable to a participant under the Pension Plan and the regular pension benefits that would be so payable to the participant under the Pension Plan if such benefits were determined including any compensation that was deferred on an elective basis under any non-qualified deferred compensation plan or agreement with a participant and without regard to limitations on covered compensation and benefit amounts imposed by the Code.

Effective December 31, 2019, all accruals were frozen under the SRBP. Effective January 1, 2020, Mr. Chemnitz became eligible to receive the annual non-elective contribution under the RDCP plan.

We are under no obligation to set aside funds specifically designated to pay these supplemental amounts and are not presently maintaining any kind of trust for this purpose.
2025 NON-QUALIFIED DEFERRED COMPENSATION

We maintain one non-qualified deferred compensation arrangement for executives, the Materion Corporation Executive Deferred Compensation Program (MEDCP). The primary purpose of this program is to provide benefits in the event a participant’s compensation exceeds the amount of compensation that may be taken into account for deferring income and matching contributions under the 401(k) Plan.
The MEDCP provides executives an opportunity to make deferral elections generally not permitted under the 401(k) Plan. Code Section 401(a)(17) limits the amount of compensation that may be taken into account for deferrals under the 401(k) Plan. For 2025, that limit was $350,000. As of the effective date, selected executives may elect each year to defer all or any portion of the sum of his or her AIP payouts, payable in cash for that year, plus up to 50% of his or her base salary.

Each executive’s compensation deferrals earn returns at a rate equal to the return on investments selected by the executive from a list of mutual funds identified by the Compensation Committee. Investment selection is intended to be the same or similar to that offered under the 401(k) Plan, but this is not required. The executive’s investment selection is used only to determine earnings credits on the compensation deferrals under the MEDCP. We are not obligated to invest any funds in the mutual funds selected by the executive. Earnings returns will change from year to year at the same rate as the returns on the benchmark selected by the executive.

In addition, the MEDCP provides retirement benefits of the 401(k) Plan that are limited under the Code for selected executives, including the NEOs, based on the participant's total cash compensation. The MEDCP is unfunded. Deferred compensation credits and related earnings credits for each executive are maintained in a book reserve account. We are under no obligation to set aside funds specifically designated to pay these deferred income amounts. However, we maintain a trust, as part of the general assets of the Company, intended to pay these deferred income amounts. In the event the Company becomes insolvent , the assets in the trust would be available to satisfy creditors of the Company, just as any other general assets of the Company, before the deferred income amounts would be paid. In other words, each executive participating in the MEDCP is an unsecured general creditor of the Company with respect to the payment of his or her MEDCP benefits.

The table below shows 2025 activity in the NEOs' MEDCP accounts. Activity includes deferrals to the MEDCP of executive contributions, earnings credited to the MEDCP and the aggregate balance of the NEOs' MEDCP accounts, if applicable, as of December 31, 2025.

Name	Plan	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Jugal K. Vijayvargiya	MEDCP	167,679	31,246	214,182	(126,475)	1,686,908
Shelly M. Chadwick	MEDCP	—	8,247	2,275	—	42,861
Gregory R. Chemnitz	MEDCP	87,039	7,558	183,118	—	1,780,626
(1)The amount in this column is also included in the "Salary" column of the "2025 Summary Compensation Table".
(2)The amount in this column is also included in the "All Other Compensation" column of the "2025 Summary Compensation Table".
(3)None of the amounts in this column were included in the ”2025 Summary Compensation Table”.
(4)Of these amounts, $1,431,787 for Mr. Vijayvargiya, $30,022 for Ms. Chadwick and $843,954 for Mr. Chemnitz were reported in prior years' Summary Compensation Tables.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into Severance Agreements with the NEOs to help ensure the continuity and stability of our senior management. The other incentive arrangements we maintain also provide for payments to be made to the NEOs upon certain terminations of employment. In general, this disclosure quantifies certain payments and benefits that would be provided to the NEOs upon certain terminations of employment and/or a change in control.

Severance Agreements

Severance Benefits In Absence of a Change in Control. The Severance Agreement with each of Mr. Vijayvargiya and Ms. Chadwick provides that if the executive's employment is terminated by the Company or one of its affiliates, except for cause (or death or disability), or if the executive resigns as a result of good reason (as described in the Severance Agreement) in the absence of a change in control, the executive will be entitled to severance benefits.

Severance benefits for Mr. Vijayvargiya and Ms. Chadwick include rights to:
•a lump-sum payment of 150% for Mr. Vijayvargiya and 100% for Ms. Chadwick, respectively, of the executives highest annual salary (for any period prior to the termination date) and the executive's three-year average annual cash incentive compensation (but if the termination occurs prior to the end of the third fiscal year following the date of the Severance Agreement, at the target level);
•the continuation of medical and life insurance benefits for up to 18 or 12 months, respectively; and
•reasonable fees for outplacement services, up to a maximum of $20,000.

In addition, for Mr. Vijayvargiya, all RSUs vest at 100% levels. For Ms. Chadwick, all RSUs vest on a pro-rated basis for number of days employed during applicable vesting period if the severance benefits are applicable. For both, all PRSUs vest on a pro-rated basis depending on actual performance, and all SARs for Mr. Vijayvargiya, become fully vested and exercisable and for Ms. Chadwick SARs become fully vested and exercisable on a pro-rated basis, if the severance benefits are applicable.

Mr. Chemnitz is covered by the Materion Non-CIC Severance Policy which include rights to the following benefits if his employment is terminated by the Company without cause:
•a lump-sum payment of 100% of his base salary (for period prior to the termination date) and his annual cash incentive compensation target bonus;
•the continuation of medical and life insurance benefits for up 12 months and
•reasonable fees for outplacement services, up to a maximum of $20,000.

In addition, the Materion Corporation 2006 Plan and 2025 Equity and Incentive Compensation Plan, as applicable, May 7, 2025, and applicable award agreements will determine equity treatment in the event of termination.

Change in Control Severance Benefits. In the event of a “change in control” of the Company, as defined in the Severance Agreements, and if the executive’s employment is terminated by us or one of our affiliates except for cause (or death or disability), or (in the case of Mr. Chemnitz) he resigns within one month after the first anniversary of the change in control for any reason, or the executive resigns within two years (three years for Mr. Chemnitz) of the change in control for good reason (as described in the Severance Agreement), (A) Mr. Vijayvargiya and Ms. Chadwick are entitled to receive similar severance benefits to those described above based on a two-year period with the annual incentive amount based on the higher of (1) the target for the year of termination or (2) the average for the three prior years, and (B) Mr. Chemnitz is entitled to severance benefits, based on a three-year period rather than a two-year period, with the annual incentive amount based on the higher of (1) the target for the year in which the change in control occurs or (2) the highest amount earned after the change in control or in the three years preceding the year of the change in control. The Severance Agreements also provide that, in the event of a change in control, the Company will pay the executive a lump sum amount equal to the pro-rata target value of any AIP award for the performance period in which the change in control occurs, disregarding applicable vesting requirements. The acceleration of outstanding long-term equity and equity-based awards will be subject under the terms of the applicable award agreements to "double trigger" vesting. An involuntary termination or termination for good reason following the commencement of discussions with a third party which ultimately results in a change in control will also activate the change in control benefits. Payment of the change in control benefits under the Severance Agreements is subject to a reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Code, but only if the reduction would increase the net after tax amount received by the executive.

Nonsolicitation and Noncompetition Provisions. Under the Severance Agreements, each covered NEO agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with us during employment and generally for a period of (1) two years (one year for Mr. Chemnitz) following termination of the NEO’s employment by us or one of our affiliates, or (2) one year following a termination of employment for any other reason. Each executive also assigns to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements made while in our employ or within two years (one year for Mr. Chemnitz) thereafter.

Under the Materion Non-CIC Severance Policy each covered NEO agrees not to solicit any of our employees, agents or consultants to terminate their relationship with us, to protect our confidential business information and not to compete with us during employment and generally for a period of two years termination of the NEO’s employment by us or one of our affiliates.

Amounts Payable Under Severance Agreements/Policy.  The following table sets forth the amounts payable under the Severance Agreements and Materion Non-CIC Severance Policy assuming a termination without cause or a termination for good reason occurring on December 31, 2025. Note that this table does not include any benefits payable to the NEOs under our retirement plan(s), or any payout to the NEOs under the MEDCP. For more information about these benefits, see the "2025 Pension Benefits" and the "2025 Non-qualified Deferred Compensation" table and related narratives above. Additional information about the amounts payable to the NEO in the event of retirement, death or permanent disability is presented separately after the table.

	Jugal K. Vijayvargiya		Shelly M. Chadwick		Gregory R. Chemnitz
	Involuntary Not For Cause Termination or Qualifying Resignation ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)	Involuntary Not For Cause Termination ($)	Involuntary or Good Reason Termination after a Change in Control ($)
Base Salary/Annual Bonus	2,588,811	4,200,000	778,906	1,557,812	789,204	1,659,756
Welfare Benefits	36,655	48,873	41,653	55,537	27,269	36,358
Outplacement Services	20,000	20,000	20,000	20,000	20,000	20,000
Annual MIP (1)	—	1,100,000	—	372,750	283,304	283,304
SARs Accelerated Vesting	1,179,535	1,179,535	84,200	258,952	—	123,960
RSUs/PRSUs Accelerated Vesting (2)	4,071,072	6,607,857	1,074,424	2,154,590	—	965,345
Total	7,896,073	13,156,265	1,999,183	4,419,641	1,119,777	3,088,723

(1)The amount reported assumes that the Severance Agreements would provide Mr. Vijayvargiya and Ms. Chadwick with an amount equal to the applicable target level without pro-ration, regardless of actual performance and for Mr. Chemnitz that the Materion Non-CIC Severance Policy would provide a prorated amount based on actual performance not to exceed a target payout.
(2)The amount reported assumes that (a) the 2023-2025 PRSUs have already been earned as of the termination date and (b) the amounts reported for Mr. Vijayvargiya and Ms. Chadwick for accelerated vesting of RSUs and PRSUs for terminations in connection with a change in control reflect double trigger acceleration amounts and target performance for the 2024-2026 and 2025-2027 PRSUs. The Materion Non-CIC Severance Policy does not provide for any vesting acceleration for RSUs or PRSUs.

Benefits Payable Upon Retirement, Death or Disability Under Incentive Plans

Annual Cash Incentive Plan

Annual Incentive Plan (AIP). The NEOs are participants in our AIP, which provides for annual, lump-sum cash payments that are based on achieving pre-established financial objectives and qualitative performance factors. Generally, an executive must be employed on the day of payment in order to receive an award under the MIP. However, if an executive dies while employed by us or any subsidiary, or retires under one of our retirement plans during a plan year, the executive will receive an award pro-rated to the beginning of the month following the executive’s termination date. In order to be eligible for a prorated AIP payout. the executive must serve at least four months in the fiscal year. Assuming that the AIP payouts would not be pro-rated in the event of a termination due to death or retirement occurring on December 31, 2025, the payout of 2025 AIP awards on such a termination (as applicable) would have been $0.0 for Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz.

Materion Corporation 2006 Stock Incentive Plan and 2025 Equity and Incentive Compensation Plan (As Approved on May 7, 2025)

The Materion 2025 Equity and Incentive Compensation Plan, effective May 7, 2025, serves as the successor to the Materion Corporation 2006 Stock Incentive Plan, which was last amended and restated on May 3, 2017. Both the 2006 Plan and the 2025 Plan empowered the Compensation Committee to grant various forms of equity-based compensation, including Performance Restricted Stock, Performance Shares, Performance Units, Restricted Stock, Option Rights, Stock Appreciation Rights (SARs), Restricted Stock Units (RSUs), and Performance Restricted Stock Units (PRSUs). These incentives are designed to reward and motivate superior performance among participants.

Restricted Stock Units (RSUs). Each of the NEOs have received grants of RSUs under the 2006 and 2025 Plans. The RSU award agreements provide that all outstanding RSUs will immediately vest if the NEO dies or becomes permanently disabled while employed by the Company or any subsidiary during the applicable vesting period. RSU award agreements provide that the grants are forfeited if the NEO is not employed on the date of vesting, even if the NEO retires, unless otherwise determined by the Committee.

Assuming a termination of employment due to death, or permanent disability on December 31, 2025, the value of accelerated vesting of the RSUs would have been $2,224,582, $1,194,342 and $492,432 for Mr.Vijayvargiya, Ms. Chadwick, and Mr. Chemnitz, respectively.

Stock Appreciation Rights (SARs). Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz have received grants of SARs under the 2006 and 2025 Plans. The award agreements generally provide that SARs terminate 190 days after termination of employment, and vested SARs can be exercised during that period. However, the award agreements also provide that all SARs will immediately vest if the executive dies or becomes permanently disabled during the applicable vesting period while employed by the Company or any subsidiary; the vested SARs would then terminate one year after the termination of employment due to the NEO's death or disability (or until the expiration of the term of the SARs, if earlier). If the NEO retires (as described in the award agreement) during the applicable vesting period, then the SARs will be forfeited if the executive is not employed on the date of vesting, pursuant to the award agreement, unless otherwise determined by the Committee.

Assuming a termination of employment due to death or permanent disability on December 31, 2025, the value of any accelerated or continued vesting of the SARs would have been $1,179,535, $258,952 and $123,960 for Mr.Vijayvargiya, Ms. Chadwick, and Mr. Chemnitz, respectively, at the closing price on December 31, 2025 of $124.32.

Performance-based Restricted Stock Units (PRSUs). Under the 2006 and 2025 Plans, Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz received grants of PRSUs in 2023, 2024 and 2025. Generally, all or a percentage of the PRSUs become non-forfeitable and payable only if certain performance goals are met. However, the award agreements provide that 100% of the PRSUs will immediately become non-forfeitable and payable if the executive dies or becomes permanently disabled while employed by the Company or any subsidiary during the performance period. If the NEO retires (as described in the award agreement) during the applicable performance period, then the PRSUs will continue to be eligible to become non-forfeitable and payable as if the NEO continued to be employed during the performance period. Assuming a termination of employment due to death or permanent disability on December 31, 2025, the value of the accelerated vesting of the PRSUs would have been $4,383,275, $960,548 and $472,913 for Mr. Vijayvargiya, Ms. Chadwick and Mr. Chemnitz, respectively. Assuming a termination of employment due to retirement on December 31, 2025, the value of continued non-forfeitability of the PRSUs would have been $472,913 for Mr. Chemnitz.

Equity Compensation Plan
The table below sets forth information as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders:
Materion Corporation 2025 Equity and Incentive Compensation Plan (1)	512,944	$86.24	830,534
Equity compensation plans not approved by security holders:
None	—	—	—
Total	512,944	NA	830,534
(1) Consists of stock appreciation rights, restricted stock units, and performance-based restricted stock units awarded under our 2006 Stock Incentive Plan and Materion Corporation 2025 Equity and Incentive Compensation Plan. This number includes performance-based restricted stock units assuming target payout levels.
(2) Represents the weighted-average exercise price of outstanding stock appreciation rights.
(3) Represents the number of shares of common stock available to be awarded as of December 31, 2025, all of which may be issued for awards other than options, warrants or rights.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation calculated according to SEC requirements (which includes value related to awards and option awards as if they were vested at the end of the year presented) and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

Pay Versus Performance
Year	Summary Compensation Table Total For PEO[1] ($)	Compensation Actually Paid to PEO[2] ($)	Average Summary Compensation Table Total for non-PEO NEOs[3] ($)	Average Compensation Actually Paid to non-PEO NEOs[4] ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (GAAP) (000's)[7] ($)	Adjusted EBIT (000's)[8] ($)
					Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	4,794,902	4,222,720	1,555,755	1,233,971	$199.14	$145.87	74,823	115,894
2024	5,858,482	(3,614,986)	1,544,303	(398,231)	$170.49	$156.61	5,888	130,996
2023	5,971,864	11,078,631	1,728,063	2,932,628	$222.19	$156.65	95,702	139,154
2022	4,502,542	5,329,286	1,420,716	1,542,675	$149.60	$130.56	85,990	136,919
2021	4,453,834	7,853,142	1,476,795	2,220,581	$156.22	$142.13	72,474	99,457

1 The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Vijayvargiya for each corresponding year in the “Total” column of the applicable year's Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

2 The dollar amounts reported in column (c) represent the amount of “compensation actually paid” (or "CAP") to Mr. Vijayvargiya, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts include in part the compensation paid to Mr. Vijayvargiya based on certain financial performance of the Company achieved as well as value related to equity compensation that would have been paid if the stock and option awards vested at the end of the year presented.

	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Adjustments ($)	Compensation Actually Paid to PEO ($)
2025	4,794,902	(3,740,021)	3,167,839	—	—	4,222,720
2024	5,858,482	(4,444,000)	(5,029,468)	—	—	(3,614,986)
2023	5,971,864	(4,323,579)	9,430,346	—	—	11,078,631
2022	4,502,542	(2,409,248)	3,235,992	—	—	5,329,286
2021	4,453,834	(2,247,632)	5,646,940	—	—	7,853,142
(a) The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
(b) The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends, dividend equivalents or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2025	2,130,390	399,349	—	638,100	—	—	3,167,839
2024	(1,939,558)	(2,627,445)	—	(462,465)	—	—	(5,029,468)
2023	5,109,574	1,841,929	—	2,478,843	—	—	9,430,346
2022	2,725,884	245,856	—	264,252	—	—	3,235,992
2021	3,244,507	896,712	—	1,505,721	—	—	5,646,940

3 The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Vijayvargiya) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposes of calculating the average amounts in 2025 through 2021 are Greg Chemnitz and Shelly Chadwick.
4 The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Vijayvargiya), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts include in part the compensation paid to the NEOs based on certain financial performance of the Company achieved as well as- value related to equity compensation that would have been paid if the stock and option awards vested at the end of the year presented.
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Vijayvargiya):

	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments(a) ($)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Adjustments ($)	Compensation Actually Paid to Non-PEO NEOs ($)
2025	1,555,755	(995,681)	631,073	—	42,824	1,233,971
2024	1,544,303	(906,739)	(1,035,795)	—	—	(398,231)
2023	1,728,063	(1,007,306)	2,211,871	—	—	2,932,628
2022	1,420,716	(583,932)	705,891	—	—	1,542,675
2021	1,476,795	(569,016)	1,312,802	—	—	2,220,581

(a) The amounts deducted or added in calculating the total average equity award adjustments are included below. The methodology for calculating each applicable adjustment is consistent with the methodology described in note (2)(b) above.

	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2025	445,915	95,249	—	89,909	—	—	631,073
2024	(367,816)	(531,814)	—	(136,165)	—	—	(1,035,795)
2023	1,181,805	480,469	—	549,597	—	—	2,211,871
2022	682,354	30,549	—	(7,012)	—	—	705,891
2021	810,136	303,517	—	199,149	—	—	1,312,802

5 Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period assuming $100 initial investment on December 31, 2020. The measurement period for 2021 is January 1, 2021 through December 31, 2021. The measurement period for 2022 is January 1, 2021 through December 31, 2022. The measurement period for 2023 is January 1, 2021 through December 31, 2023. The measurement period for 2024 is January 1, 2021 through December 31, 2024. The measurement period for 2025 is January 1, 2021 through December 31, 2025.
6 Represents cumulative TSR for S&P 600 - Materials Index for each respective measurement period assuming $100 initial investment on December 31, 2020. The measurement period for 2021 is January 1, 2021 through December 31, 2021. The measurement period for 2022 is January 1, 2021 through December 31, 2022. The measurement period for 2023 is January 1, 2021 through December 31, 2023. The measurement period for 2024 is January 1, 2021 through December 31, 2024. The measurement period for 2025 is January 1, 2021 through December 31, 2025.
7 The dollar amounts reported represent the amount of GAAP net income reflected in the Company’s audited financial statements for the applicable year.

8 Adjusted EBIT is defined as earnings before interest, taxes, and other unusual charges. See the "2025 Company Performance Overview" section for further description as well as Appendix B for reconciliation of non-GAAP to GAAP financial measures. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBIT is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.
2025 Tabular List
As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company's performance are as follows:
•Adjusted EBIT
•Relative TSR
•Return on Invested Capital
•Simplified Free Cash Flow
•Value-Added Sales

Description of Relationships Between Compensation Actually Paid and Certain Financial Performance Measure Results
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between certain information presented in the Pay Versus Performance table.
Compensation Actually Paid and Cumulative TSR

CAP & TSR
CEO CAP
Avg. Other NEOs CAP
Materion TSR
S&P 600 Materials TSR
Total Shareholder Return (TSR)
CAP ($ inl.)
200
150
100
50
0
$16.0
$13.0
$10.0
$7.0
$4.0
$1.0
($2.0)
($5.0)
$156
$150
$222
$170
$199
$142
$131
$157
$157
$146
$7.9
$2.2
$5.3
$1.5
$11.1
$2.9
($3.6)
($0.4)
$4.2
$1.2
FY2021
FY2022
FY2023
FY2024
FY2025

Compensation Actually Paid, Adjusted Incentive Comp EBIT, and Net Income

CAP & Adj. Incentive Comp EBIT and Net Income
CEO CAP
Avg. Other NEOs CAP
Adjusted EBIT
Net Income
Adj. EBIT and Net Income ($ mil.)
CAP ($ mil.)
$150
$125
$100
$75
$50
$25
$0
-$25
-$50
$16.0
$13.0
$10.0
$7.0
$4.0
$1.0
-$2.0
-$5.0
$99
$137
$139
$131
$116
$72
$86
$96
$6
$75
$7.9
$2.2
$5.3
$1.5
$11.1
$2.9
($3.6)
($0.4)
$4.2
$1.2
FY2021
FY2022
FY2023
FY2024
FY2025

CEO Pay Ratio Disclosure

For 2025, the ratio of the annual total compensation of Mr. Vijayvargiya, our Chief Executive Officer (CEO Compensation), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries other than Mr. Vijayvargiya (Median Annual Compensation) was 60 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2025 (the Determination Date).

For purposes of this pay ratio disclosure, CEO Compensation was $4,794,902. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Vijayvargiya under “2025 Summary Compensation Table” for the 2025 fiscal year.

For purposes of this pay ratio disclosure, the Median Annual Compensation was $79,389, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2025 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K. To identify the Median Employee, we measured the compensation as of December 31, 2025 for 2,788 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees (although such exclusion may have been permitted under applicable SEC rules). This compensation measurement was calculated by totaling, for each employee, taxable earnings for 2025. Specifically excluded from the calculation were relocation expenses and hiring bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2025. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including incentive compensation plans.

2.     RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (EY) as the independent registered public accounting firm for the year ending December 31, 2026 and presents this selection to the shareholders for ratification. EY will audit our consolidated financial statements for the year ending December 31, 2026 and perform other permissible, pre-approved services. Representatives of EY are expected to be present at the 2026 annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will respond to appropriate questions.
Pre-approval Policy for External Auditing Services
The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services expected to be performed by our independent registered public accounting firm, including the scope of and estimated fees for such services. Our independent registered public accounting firm, after consultation with management, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for its annual audit and associated quarterly reviews and procedures. Management, after consultation with our independent registered public accounting firm, will submit a budget, based on guidelines set forth in the policy, for the Audit Committee’s approval for audit-related, tax and other services to be provided by our independent registered public accounting firm for the upcoming fiscal year. The policy prohibits our independent registered public accounting firm from providing certain services described in the policy as prohibited services.
Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are as follows:

	2025	2024
Audit Fees	$2,028,616	$1,980,162
Audit-Related Fees	35,000	35,000
Tax Fees	455,000	512,000
Total	$2,518,616	$2,527,162
Audit Fees
Audit fees consist of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and the effectiveness of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports, audits in connection with statutory requirements and services provided in connection with SEC filings.
Audit-related Fees
Audit-related services principally include work performed related to agreed upon procedures in 2025 and 2024.
Tax Fees
Tax fees include corporate tax compliance, tax advice and tax planning.
The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the 2026 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 2 to ratify Ernst & Young LLP as the independent registered public accounting firm for the year 2026.

3.     ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In this Proposal 3, pursuant to Section 14A of the Exchange Act, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote on the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” above, pursuant to the compensation rules of the SEC. While this vote is advisory, and not binding on the Company, the Board values the opinions of our shareholders and the Compensation Committee expects to review the results of the vote and take them into consideration when making future decisions regarding executive compensation. Currently, advisory “Say-on-Pay” votes are scheduled to be held once every year, with the next "Say-on-Pay" vote to occur at our 2027 annual meeting of shareholders.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Please read the Compensation Discussion and Analysis and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation of the named executive officers of the Company as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”
The approval of Proposal 3 requires the affirmative vote of a majority of the votes cast, in person or by proxy, on such proposal at the 2026 annual meeting.
The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 3 relating to the advisory vote to approve named executive officer compensation.
4.     APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REDUCE THE MINIMUM AND MAXIMUM SIZE OF THE BOARD OF DIRECTORS
General

Article X of our Amended and Restated Articles of Incorporation (the “Articles”) currently provides for the size of the Company’s Board to be no less than nine and no more than 18 members. After careful consideration, the Board recommends that the Company’s shareholders approve an amendment to the Company’s Articles to reduce the minimum size of the Board to seven members and the maximum size of the Board to 15 members (the “Board Size Amendment”) as described below and set forth on Appendix A to this Proxy Statement.

The Board Size Amendment

If the Board Size Amendment proposal is adopted, Article X of our Articles will be amended to reduce the minimum number of members of the Board from nine to seven and the maximum number of members of the Board from 18 to 15.

Background of the Proposal

The Board believes that having flexibility to reduce the size of the Board to as few as seven directors is in the best interests of the Company. Having such flexibility is consistent with the approach of several companies in the Company’s self-identified peer group (as identified in this Proxy Statement). The Board also believes that reducing the maximum size of the Board to 15 directors reflects a practical range for the Company’s needs. Having between 16 and 18 directors would be unusually large for companies in the Company’s peer group.

The approval of Proposal 4 requires the affirmative vote of a majority of our outstanding shares of common stock at the 2026 annual meeting.

The Board of Directors of Materion Corporation unanimously recommends a vote FOR Proposal 4 to approve the amendment to the Articles to reduce the minimum and maximum size of the Board of Directors.

SHAREHOLDER PROPOSALS
We must receive by November 26, 2026 any proposal of a shareholder intended to be presented at the 2027 annual meeting of Materion Corporation’s shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2027 annual meeting pursuant to Rule 14a-8 under the Exchange Act. These proposals should be submitted by certified mail, return receipt requested. Rule 14a-8 and related guidance provide that certain shareholder proposals may be excluded from a proxy statement. We will evaluate any shareholder proposal received and may exclude such shareholder proposal if permitted in accordance with such rule and guidance.
Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2026 annual meeting must be received by us on or before the date determined in accordance with our code of regulations or they will be considered untimely under Rule 14a-4(c) of the Exchange Act. Under our code of regulations, proposals generally must be received by us no fewer than 60 and no more than 90 days before an annual meeting. However, if the date of a meeting is more than ten days from the anniversary of the previous year’s meeting and we do not give notice of the meeting at least 75 days in advance, proposals must be received within ten days from the date of our notice.
In addition to satisfying the requirements under our code of regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to our Secretary at our principal executive offices no later than 60 calendar days prior to the anniversary date of the 2026 Annual Meeting (for the 2027 Annual Meeting, no later than March 8, 2027). However, if the date of the 2027 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made.
Our proxy related to the 2027 annual meeting of Materion Corporation’s shareholders will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the processes of Rule 14a-8 received by us after the date determined in accordance with our code of regulations.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 7, 2026

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our 2025 Annual Report, are available free of charge at http://investor.shareholder.com/materion/annuals.cfm.
Unless we have received contrary instructions from one or more of the shareholders sharing your address, we will send only one Notice of Internet Availability to your address. You may request a separate copy of the Notice of Internet Availability be sent to your address by calling 1-866-540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Shareholders sharing an address who now receive multiple copies of the Notice of Internet Availability may request delivery of a single set by calling the above number or writing to the above address.
OTHER MATTERS
We do not know of any matters to be brought before the meeting except as indicated in the notice. However, if any other matters properly come before the meeting for action of which we did not have notice prior to March 8, 2026 or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.
By order of the Board of Directors,
MATERION CORPORATION
Gregory R. Chemnitz
Secretary

Mayfield Heights, Ohio
March 26, 2026

Appendix A

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
MATERION CORPORATION

ARTICLE X

Except as may be otherwise provided in any Preferred Stock Designation, the number of the directors of the Corporation will not be less than 7 nor more than 15 as may be determined from time to time only (i) by a vote of a majority of the total number of directors that the Corporation would have if there were no vacancies on the Board, or (ii) by the affirmative vote of the holders of at least 50% of the voting power of the Corporation, voting together as a single class. Until the 2017 annual meeting of shareholders, the directors, other than those who may be expressly elected by virtue of the terms of any Preferred Stock Designation, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in size as possible and consisting of not less than three directors in each class. Directors elected at or prior to the 2014 annual meeting of shareholders will hold office for the term of three years from the date of their election and until the election of their successors. At the 2015 annual meeting of shareholders, the directors elected to succeed those directors whose terms expire at that meeting will hold office for the term of two years from the date of their election and until the election of their successors. At the 2016 annual meeting of shareholders, the directors elected to succeed those directors whose terms expire at that meeting will hold office for the term of one year from the date of their election and until the election of their successors. At the 2017 annual meeting of shareholders, and each annual meeting of shareholders thereafter, each director will be elected for a term expiring at the next annual meeting of shareholders and until the election of their successors. Except as may be otherwise provided in any Preferred Stock Designation, at each annual meeting of the shareholders of the Corporation, the successors to the directors whose terms expire at that meeting shall be elected by a plurality vote of all votes cast at such meeting. No holder of shares of any class of capital stock of the Corporation shall have the right to cumulate the voting power in respect of those shares in the election of directors, and the right to cumulate the voting power in the election of directors as provided in Section 1701.55 of the Ohio Revised Code is hereby specifically denied to all holders of shares of any class of capital stock of the Corporation. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Corporation present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected.

Materion Corporation                                    Appendix B
Reconciliation of Non-GAAP Financial Measures - Profitability
(Unaudited)

(millions)
	2025	2024
Net Sales - GAAP	$1,786.6	$1,684.7
Less: pass-through metal costs	740.4	587.1
Value-added sales	$1,046.2	$1,097.6

Net income	$74.8	$5.9
Income tax expense	6.7	9.0
Interest expense - net	30.7	34.8
Depreciation, depletion and amortization	69.1	68.6
Consolidated EBITDA	$181.3	$118.3
Consolidated EBIT	$112.2	$49.7

External Reporting Special Items
Restructuring and cost reduction	3.2	11.4
Electronic Materials inventory adjustment	—	2.8
Environmental remediation	0.6	—
Business transformation costs	0.8	1.3
Precision Optics impairments	—	73.2
Product quality issue	27.3	—
Pension settlement	0.3	—
Merger, acquisition and divestiture related costs	3.5	8.1
Additional start-up resources and scrap	—	6.1
Adjusted EBITDA	$217.0	$221.2
Adjusted EBIT	$149.2	$152.6

Special Items excluded from Incentive Compensation Adjusted EBIT
Restructuring and cost reduction and other	3.0	11.4
Pension settlement	0.3	—
Electronic Materials inventory adjustment	—	2.8
Environmental remediation	0.6	—
Business transformation costs	0.8	1.3
Product quality issue	28.6	—
Additional start-up resources and scrap	—	6.1
Incentive Compensation Adjusted EBIT	$115.9	$131.0

GAAP Net income	$74.8	$5.9
External Reporting Special Items	37.5	102.9
Tax impact of special Items and Tax Special Items	(7.2)	(6.6)
Adjusted Net Income	$105.1	$102.2
External Reporting Acquisition Amortization - net of tax	8.5	9.6
Adjusted Net Income excluding Acquisition Amortization	$113.6	$111.8

Shares Outstanding - Diluted	20,912	20,928
GAAP EPS - Diluted	$3.58	$0.28
Adjusted EPS - Diluted	$5.03	$4.88
Adjusted EPS excluding Acquisition Amortization - Diluted	$5.44	$5.34

The cost of gold, silver, platinum, palladium, copper, ruthenium, iridium, rhodium, rhenium, and osmium is passed through to customers and, therefore, the trends and comparisons of net sales are affected by movements in the market price of these metals. Internally, management also reviews net sales on a value-added basis. Value-added sales is a non-GAAP (generally accepted accounting principles) financial measure that deducts the value of the pass-through metals sold from net sales. Value-added sales allows management to assess the impact of differences in net sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs, and these costs are not deducted from net sales to calculate value-added sales.
The Company’s pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company’s results from operations. Value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company’s intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.
In addition to presenting financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), this proxy statement contains financial measures, including operating profit, earnings before interest and taxes, net income, and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted the results for certain special items such as restructuring and cost reductions (which includes costs associated with temporarily idled facilities as a result of decreased demand), additional start up resources and scrap, merger and acquisition costs, and certain discrete income tax items from the applicable GAAP financial measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.

Preliminary Copy

MATERION

ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, MAY 7, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

MATERION CORPORATION
6070 Parkland Blvd
Mayfield Heights, OH 44124

This proxy is solicited by the Board of Directors for use at the Annual Meeting on. May 7, 2026

The shares of stock you hold in an account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" all the nominees in Proposal 1, and "FOR" Proposals 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Jugal K. Vijayvargiya and Gregory R. Chemnitz, and each of them with full power of substitution, to vote Materion shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Continued and to be signed on reverse side

0000632031_2 R1.0.0.6

Preliminary Copy

MATERION

MATERION CORPORATION
6070 PARKLAND BLVD.
MAYFIELD HEIGHTS, OH 44124

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6,2026, for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) Thomas T. Edman 02) Vinod M. Khilnani 03) Emily M. Liggett 04) Robert J. Phillippy 05) Patrick Prevost
06) Craig S. Shular 07) Darlene J. S. Solomon 08) Robert B. Toth 09) Jugal K. Vijayvargiya

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.	0	0	0
3. To approve, by non-binding vote, named executive officer compensation.	0	0	0
4. To approve an amendment to Materion's Amended and Restated Articles of Incorporation to reduce the minimum and maximum size of the Board of Directors.	0	0	0

0000632031_1 R1.0.0.6

VOTED AS THE BOARD RECOMMENDS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.